CLIFFORD CHANCE PARTNERSCHAFTSGESELLSCHAFT
Conformed Copy

Dated: 27 September 2012

KRONOS TITAN GMBH
KRONOS EUROPE S.A./N.V.
KRONOS TITAN AS
KRONOS NORGE AS
TITANIA AS
and
KRONOS DENMARK APS
as Borrowers
KRONOS TITAN GMBH
KRONOS EUROPE S.A./N.V.
KRONOS NORGE AS
and
KRONOS DENMARK APS
as Guarantors
with
DEUTSCHE BANK LUXEMBOURG S.A.
acting As Agent

SIXTH AMENDMENT AGREEMENT
RELATING TO A
FACILITY AGREEMENT
DATED 25 JUNE 2002
(as amended by a first amendment agreement
dated 3 September 2004, by a second amendment
 agreement dated 14 June 2005, by a third amendment
agreement dated 26 May 2008, by a fourth amendment
agreement dated 15 September 2009 and by a fifth
 amendment agreement dated 28 October 2010)

Draft Date: 9 August 2012

THIS SIXTH AMENDMENT AGREEMENT is dated 27 September 2012 (the "Agreement") and is made between:

(1)
Kronos Titan GmbH (formerly known as Kronos Titan GmbH & Co. oHG), a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of the Federal Republic of Germany, having its business address at Peschstrasse 5, 51373 Leverkusen, Federal Republic of Germany, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Köln under HRB 52058 (the "German Borrower");

(2)	Kronos Europe S.A./N.V., a Belgian company with its registered office at Langerbruggekaai 10, 9000 Ghent, Belgium, with enterprise number 0449.103.862, RPR Ghent (the "Belgian Borrower");

(3)	Kronos Titan AS, a Norwegian company with registered office at Titangt. 1, 1630 Gamle Fredrikstad, Norway, registered under no. 948 616 491 (the "Norwegian Borrower 1");

(4)	Titania AS, a Norwegian company with registered office at 4380 Hauge i Dalane, Norway, registered under no. 916 769 318 (the "Norwegian Borrower 2");

(5)
Kronos Norge AS, a Norwegian company with registered office at Titangt. 1, 1630 Gamle Fredrikstad, Norway, registered under no. 816 769 132 (the "Norwegian Borrower 3" and together with the Norwegian Borrower 1 and the Norwegian Borrower 2, collectively the "Norwegian Borrowers");

(6)
Kronos Denmark ApS, a Danish company with registered office at c/o Gorrissen Federspiel, H.C. Andersens Boulevard 12, 1553 København V, Denmark, with registration number CVR. no. 24 24 27 81 (the "Danish Borrower");

(7)	Deutsche Bank AG as coordinating bookrunner;

(8)	Deutsche Bank AG, DNB Bank ASA and KBC Bank NV as mandated lead arrangers;

(9)	THE LENDERS as specified on the signature page (the "Lenders"); and

(10)
Deutsche Bank Luxembourg S.A. as agent for the Finance Parties (as defined in the Original Facility Agreement) (the "Agent") and as security agent for the Secured Parties (as defined in the Original Facility Agreement).

RECITALS:

(A)
The Lenders made a facility available to the German Borrower, the Belgian Borrower, the Norwegian Borrowers and the Danish Borrower pursuant to the terms and conditions under the Original Facility Agreement (as defined below).

(B)	The parties hereto have agreed to amend the Original Facility Agreement pursuant to the terms and conditions of this Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

 "Amended Facility Agreement" means the Original Facility Agreement, as amended by this Agreement.

 "Effective Date" means the date on which the Agent confirms to the Lenders and the German Borrower in writing that it has received each of the documents listed in Schedule 1 (Conditions Precedent) in a form and substance satisfactory to the Agent.

 "Original Facility Agreement" means the EUR 80,000,000 multicurrency revolving facility agreement dated 25 June 2002 (as amended by a first amendment agreement dated 3 September 2004, by a second amendment agreement dated 14 June 2005, by a third amendment agreement dated 26 May 2008, by a fourth amendment agreement dated 15 September 2009 and by a fifth amendment agreement dated 28 October 2010) between, inter alia, Kronos Titan GmbH (formerly known as Kronos Titan GmbH & Co. oHG), Kronos Europe S.A./N.V. and others as borrowers, Kronos Titan GmbH (formerly known as Kronos Titan GmbH & Co. oHG), Kronos Europe S.A./N.V. and others as guarantors, Deutsche Bank AG as mandated lead arranger, Deutsche Bank Luxembourg S.A. as agent and security agent and others.

1.2	Unless a contrary indication appears, terms used in the Original Facility Agreement shall, when used in this Agreement have the same meaning as in the Original Facility Agreement.

1.3	Any reference in this Agreement to a "Clause" or a "sub-clause" shall, subject to any contrary indication, be construed as a reference to a clause or a sub-clause hereof.

2.	AMENDMENT

2.1	Amendment of the Original Facility Agreement

As of the Effective Date, the Original Facility Agreement shall be amended so that it shall be read and construed for all purposes as set out in Schedule 2 (Amended Facility Agreement).

2.2	Security Confirmation

(a)
The German Borrower hereby confirms that the Security Documents entered into by it continue in full force and effect and also shall secure its obligations and the obligations of any of the other Obligors under the Amended Facility Agreement.

(b)
The Belgian Borrower hereby confirms that the receivables pledge agreement dated 25 June 2002 between the Belgian Borrower and the Security Agent continues in full force and effect and also shall secure its obligations and the obligations of any of the other Obligors under the Amended Facility Agreement.

(c)
Kronos Denmark ApS hereby confirms that the Security Documents entered into by it continue in full force and effect and also shall secure its obligations and the obligations of any of the other Obligors under the Amended Facility Agreement

(d)
Each of the Norwegian Borrowers hereby confirms that the Security Documents entered into by it continue in full force and effect and also shall secure its obligations and the obligations of any of the other Norwegian Borrowers under the Amended Facility Agreement, in each case to the extent as permitted under the Norwegian Companies Act 1997 Section 8-7 and 8-10.

3.	REPRESENTATIONS

As of the Effective Date, the Obligors make the representations set out in Clause 21 (Representations) (other than Clause 21.10) of the Original Facility Agreement as if each reference in those representations to "this Agreement" or "the Finance Documents" includes a reference to (a) this Agreement and (b) the Amended Facility Agreement.

4.	CONTINUITY AND FURTHER ASSURANCE

4.1	Continuing obligations

The provisions of the Original Facility Agreement shall, save as amended in this Agreement, continue in full force and effect.

4.2	Further assurance

Each of the Obligors shall, at the request of the Agent and at its own expense, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this Agreement.

5.	FEES, COSTS AND EXPENSES

5.1	Participation fee

Each Borrower jointly and severally agrees to pay a participation fee in an amount equal to 0.60 per cent. of the Total Commitments (assuming the Effective Date has occurred) to the Agent within five Business Days after the Effective Date for the account of each Lender pro rata to each Lender's Commitment under the Amended Facilities Agreement, provided that the Norwegian Borrowers shall only be liable to the extent which is permitted under the Norwegian Companies Act 1997 Section 8-7.

5.2	Transaction expenses

Each of the Borrowers shall within three Business Days of demand, pay the Agent the amount of all reasonable out-of-pocket costs and expenses (including reasonable legal fees of outside counsel) reasonably incurred by the Agent in connection with the negotiation, preparation, printing and execution of this Agreement and any other documents referred to in this Agreement.

5.3	Enforcement costs

Each of the Borrowers shall, within three Business Days of demand, pay to each Secured Party and the Mandated Lead Arranger the amount of all reasonable out-of-pocket costs and expenses (including legal fees) reasonably incurred by that Secured Party or the Mandated Lead Arranger in connection with the enforcement of, or the preservation of any rights, powers and remedies under this Agreement.

5.4	Stamp taxes

The Borrowers shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of this Agreement.

6.	MISCELLANEOUS

6.1	Incorporation of terms

The provisions of Clause 15 (Tax Gross Up and Indemnities), Clause 35 (Partial Invalidity), Clause 36 (Remedies and waivers), Clause 39 (Governing Law) and Clause 40.1 (Jurisdiction of German Courts) of the Original Facility Agreement shall be incorporated into this Agreement as if set out in full in this Agreement and as if references in those clauses to "this Agreement" or "the Finance Documents" are references to this Agreement.

6.2	Designation as Finance Document

The German Borrower and the Agent designate this Agreement as a Finance Document by execution of this Agreement for the purposes of the definition of Finance Document in the Original Facility Agreement.

7.	CONCLUSION OF THIS AGREEMENT (VERTRAGSSCHLUSS)

7.1
The Parties to this Agreement may choose to conclude this Agreement by an exchange of signed signature page(s), transmitted by means of telecommunication (telekommunikative Übermittlung) by way of fax or attached as an electronic photocopy (pdf., tif., etc.) to electronic mail.

7.2
If the Parties to this Agreement choose to conclude this Agreement in accordance with sub-clause 7.1 above, they will transmit the signed signature page(s) of this Agreement to Ms. Sandra Scherzer (Sandra.Scherzer@Cliffordchance.com, fax: +49 69 7199 4000) or Mr. Philipp Kropatscheck (Philipp.Kropatscheck@Cliffordchance.com, fax: +49 69 7199 4000) of Clifford Chance Partnerschaftsgesellschaft (each a "Recipient").  The Agreement will be considered concluded once a Recipient has actually received the signed signature page(s) (Zugang der Unterschriftsseite(n)) from all Parties to this Agreement and at the time of the receipt of the last outstanding signature page(s).

7.3
For the purposes of this Clause 7 only, the Parties to this Agreement appoint each Recipient individually as agent of receipt (Empfangsvertreter) and expressly allow (gestatten) the Recipients to collect the signed signature page(s) from all and for all Parties to this Agreement.  For the avoidance of doubt, no Recipient will have any further duties connected with its position as Recipient.  In particular, each Recipient may assume the conformity to the authentic original(s) of the signature page(s) transmitted to it by means of telecommunication, the genuineness of all signatures on the original signature page(s) and the signing authority of the signatories.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
CONDITIONS PRECEDENT

1.	Obligors

(a)	A copy of the constitutional documents of each Obligor.

(b)	A copy of a resolution of the board of directors of the Belgian Borrower, each Norwegian Borrower and the Danish Borrower:

(i)
approving the terms of, and the transactions contemplated by, this Agreement and (if applicable) the amendments to the Security Documents and resolving that it executes this Agreement and (if applicable) the Security Documents;

(ii)	authorising a specified person or persons to execute this Agreement and (if applicable) the Security Documents on its behalf; and

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with this Agreement and the Security Documents (if applicable).

(c)	A copy of a resolution signed by all the holders of the issued shares in the German Borrower, approving the terms of, and the transactions contemplated by, this Agreement.

(d)	A specimen of the signature of each person authorised to sign this Agreement and (if applicable) the Security Documents.

(e)
A certificate validly signed on behalf of the relevant Obligor confirming that borrowing and/or guaranteeing and/or securing the Total Commitments would not cause any borrowing and/or guaranteeing and/or security limit binding on it to be exceeded.

(f)
A certificate of an authorised signatory of the relevant Obligor certifying that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(g)	Copies of the Original Financial Statements (as defined in the Amended Facility Agreement) of each Obligor.

2.	Legal Opinions

(a)	A legal opinion of Clifford Chance Partnerschaftsgesellschaft, legal advisers to the Agent in Germany, substantially in the form distributed to the Lenders prior to signing this Agreement.

(b)	A legal opinion of Clifford Chance, legal advisers to the Agent in Belgium, substantially in the form distributed to the Lenders prior to signing this Agreement.

(c)	A legal opinion of BA-HR, legal advisers to the Agent in Norway, substantially in the form distributed to the Lenders prior to signing this Agreement.

(d)	A legal opinion of Gorrissen Federspiel, legal advisers to the Agent in Denmark, substantially in the form distributed to the Lenders prior to signing this Agreement.

(e)	A legal opinion of Clifford Chance LLP, legal advisers to the Agent in the United States of America, substantially in the form distributed to the Lenders prior to signing this Agreement.

3.	Other documents and evidence

(a)	A copy of a confirmation and amendment agreement relating to the Subordination Agreement, duly executed by each party thereto.

(b)	A copy of a confirmation and amendment agreement relating to German law Security Document, duly executed by the German Borrower and the Security Agent.

(c)	A copy of the addendum to the first priority pledge of VPS account, duly executed by the Security Agent and the Danish Borrower.

(d)	A copy of the pledge over inventory, duly executed by the Norwegian Borrower 1 and the Security Agent.

(e)	A copy of the pledge over inventory, duly executed by the Norwegian Borrower 2 and the Security Agent.

(f)	A copy of the pledge over receivables, duly executed by the Security Agent and the Norwegian Borrower 1.

(g)	A copy of the pledge over receivables, duly executed by the Security Agent and the Norwegian Borrower 2.

(h)
A  copy of a floating charge agreement (gage sur fonds de commerce / pand op handelszaak) granted by the Belgian Borrower to the Security Agent (and replacing the floating charge agreement dated 25 June 2002 granted by the Belgian Borrower) for a principal secured amount of EUR 50,000,000, duly executed by each party thereto.

(i)	A copy of the Structure Chart as of recent date.

(j)
A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transaction contemplated by this Agreement or for the validity and enforceability of this Agreement.

SIGNATURES

The Borrowers

Kronos Titan GmbH

By:           Klemens Schlüter                                           Ulrich Kabelac

Kronos Europe S.A./N.V.

By:           Dirk Verbouw

Kronos Titan AS

By:           Per Thoen

Titania AS

By:           Per Thoen

Kronos Norge AS

By:           Per Thoen

Kronos Denmark ApS

By:           Ulrich Kabelac

The Guarantors

Kronos Titan GmbH

By:           Klemens Schlüter                                           Ulrich Kabelac

Kronos Europe S.A./N.V.

By:           Dirk Verbouw

Kronos Norge AS

By:           Per Thoen

Kronos Denmark ApS

By:           Ulrich Kabelac

The Coordinating Bookrunner

Deutsche Bank AG

By:           Thomas Sander                                           Sabrina Matenaar

The Mandated Lead Arrangers

Deutsche Bank AG

By:           Thomas Sander                                           Sabrina Matenaar

DNB Bank ASA

By:           Petter Orning

KBC Bank NV

By:           Andre Verbeken                                           Peter Maes

The Agent and Security Agent

Deutsche Bank Luxembourg S.A.

By:           Christoph Koch                                           Inge Palzer

The Lenders

Deutsche Bank Luxembourg S.A.

By:           Christoph Koch                                           Inge Palzer

DNB Bank ASA

By:            Petter Orning

KBC Bank NV

By:           Andre Verbeken                                           Peter Maes

SCHEDULE 2
AMENDED FACILITY AGREEMENT

CLIFFORD CHANCE PARTNERSCHAFTSGESELLSCHAFT

Execution Copy

Schedule 2

DATED 25 June 2002
as amended by an amendment agreement dated 3 September 2004, a second amendment agreement dated 14 June 2005, a third amendment agreement dated 26 May 2008, a fourth amendment agreement dated 15 September 2009, a fifth amendment agreement dated 28
October 2010 and a sixth amendment agreement dated 27 September

KRONOS TITAN GMBH
KRONOS EUROPE S.A./N.V.
KRONOS TITAN AS
TITANIA AS
KRONOS NORGE AS

and

KRONOS DENMARK APS
as Borrowers

KRONOS TITAN GMBH
KRONOS EUROPE S.A./N.V.
KRONOS NORGE AS

and

KRONOS DENMARK APS
as Guarantors

DEUTSCHE BANK AG
as Mandated Lead Arranger

DEUTSCHE BANK LUXEMBOURG S.A.
as Agent and Security Agent

and

Others

EUR 120,000,000 FACILITY AGREEMENT

CONTENTS
Clause	Page

1.	Definitions And Interpretation

2.	The Facility

3.	Purpose

4.	Conditions Of Utilisation

5.	Utilisation

6.	Optional Currencies

7.	Ancillary Facilities

8.	Repayment

9.	Prepayment And Cancellation

10.	Interest

11.	Default Interest

12.	Interest Periods

13.	Changes To The Calculation Of Interest

14.	Fees

15.	Tax Gross Up And Indemnities

16.	Increased Costs

17.	Other Indemnities

18.	Mitigation By The Lenders

19.	Costs And Expenses

20.	Guarantee And Indemnity

21.	Representations

22.	Information Undertakings

23.	Financial Covenants

24.	General Undertakings

25.	Events Of Default

26.	Changes To The Lenders

27.	Changes To The Obligors

28.	Role Of The Agent, the Security Agent And The Mandated Lead Arranger

29.	Conduct Of Business By The Finance Parties

30.	Sharing Among The Finance Parties

31.	Payment Mechanics

32.	Set-Off

33.	Notices

34.	Calculations And Certificates

35.	Partial Invalidity

36.	Remedies And Waivers

37.	Amendments And Waivers

38.	Confidentiality

39.	Governing Law

40.	Enforcement

Schedule 1 The Original Lenders

Part I

Part II

Schedule 2 Conditions Precedent

Schedule 3 Utilisation Request

Schedule 4 Mandatory Cost Formulae

Schedule 5 Form of Transfer Certificate

Schedule 6 Form of Compliance Certificate

Part I

Part II

Schedule 7 Existing Security

Schedule 8 Existing Financial Indebtedness

Schedule 9 Timetables

Schedule 10 Form of Combining Schedule

Part I

Part II

Schedule 11 Form of Confidentiality Undertaking

Schedule 12 Form of Auditor's Report

Schedule 13 Form of Affiliate Accession Undertaking

Schedule 14 Form of Increase Confirmation

THIS AGREEMENT is dated 25 June 2002 (as amended by an amendment agreement dated 3 September 2004, a second amendment agreement dated 14 June 2005, a third amendment agreement dated 26 May 2008, a fourth amendment agreement dated 15 September 2009, a fifth amendment agreement dated 28 October 2010 and a sixth amendment agreement dated 27 September 2012) and made between:

(1)
KRONOS TITAN GMBH (formerly known as Kronos Titan GmbH, & Co. oHG, the "German Borrower"), KRONOS EUROPE S.A./N.V. (the "Belgian Borrower"), KRONOS TITAN AS (the "Norwegian Borrower 1"), TITANIA AS (the "Norwegian Borrower 2"), KRONOS NORGE AS (the "Norwegian Borrower 3" and together with the Norwegian Borrower 1 and the Norwegian Borrower 2, collectively the "Norwegian Borrowers") and KRONOS DENMARK APS (the "Danish Borrower"), as borrowers (each a "Borrower" and together the "Borrowers");

(2)
KRONOS TITAN GMBH (formerly known as Kronos Titan GmbH, & Co. oHG), KRONOS EUROPE S.A./N.V. (the "Belgian Guarantor"), KRONOS NORGE AS (the "Norwegian Guarantor") and KRONOS DEMARK APS (the "Danish Guarantor"), as guarantors (each a "Guarantor" and together the "Guarantors");

(3)	DEUTSCHE BANK AG as mandated lead arranger (the "Mandated Lead Arranger");

(4)	THE FINANCIAL INSTITUTIONS listed in Part I of Schedule 1 (The Original Lenders) as lenders (the "Original Lenders"); and

(5)	DEUTSCHE BANK LUXEMBOURG S.A. as agent of the other Finance Parties (the "Agent") and as Security Agent for the Secured Parties (the "Security Agent").

IT IS AGREED as follows:

SECTION 1
INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

 "Additional Cost Rate" has the meaning given to it in Schedule 4 (Mandatory Cost formulae).

 "Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

 "Affiliate Accession Undertaking" means an undertaking in the form set out in Schedule 13 (Affiliate Accession Undertaking).

 "Agent's Spot Rate of Exchange" means the Agent's spot rate of exchange for the purchase of the relevant currency with the Base Currency in the European foreign exchange market at or about 11:00 a.m. on a particular day.

 "Ancillary Commencement Date" means, in relation to an Ancillary Facility, the date on which that Ancillary Facility is first made available, which date shall be a Business Day within the Availability Period.

 "Ancillary Commitment" means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum Base Currency Amount which that Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility and which has been authorised as such under Clause 7 (Ancillary Facilities), to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Facility.

 "Ancillary Document" means each document relating to or evidencing the terms of an Ancillary Facility.

 "Ancillary Facility" means any ancillary facility made available by an Ancillary Lender in accordance with Clause 7 (Ancillary Facilities).

 "Ancillary Lender" means each Lender (or Affiliate of a Lender) which makes available an Ancillary Facility in accordance with Clause 7 (Ancillary Facilities).

 "Ancillary Outstandings" means, at any time, in relation to an Ancillary Lender and an Ancillary Facility the aggregate of the equivalents (as calculated by that Ancillary Lender) in the Base Currency of the face amount of each guarantee, bond and letter of credit under that Ancillary Facility then in force in each case as determined by such Ancillary Lender in accordance with the relevant Ancillary Document or normal banking practice.

 "Applicable GAAP" means:

(a)	in relation to any Obligor whose jurisdiction of incorporation is the Federal Republic of Germany, generally accepted accounting principles in the Federal Republic of Germany;

(b)	in relation to any Obligor whose jurisdiction of incorporation is Belgium, generally accepted accounting principles in Belgium;

(c)	in relation to any Obligor whose jurisdiction of incorporation is Norway, generally accepted accounting principles in Norway; and

(d)	in relation to the Danish Borrower, generally accepted accounting principles in Denmark; and

(e)	in relation to the Parent, US GAAP.

 "Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

 "Availability Period" means the period from and including the date of this Agreement to and including the Business Day falling immediately before the Termination Date.

 "Available Commitment" means a Lender's Commitment minus (subject to Clause 7.7 (Affiliates of Lenders as Ancillary Lenders) and as set out below):

(a)	the Base Currency Amount of its participation in any outstanding Loans and the Base Currency Amount of the aggregate of its (or its Affiliate's) Ancillary Commitments; and

(b)
in relation to any proposed Utilisation, the Base Currency Amount of its participation in any other Loans that are due to be made on or before the proposed Utilisation Date, and the Base Currency Amount of its (or its Affiliate's) Ancillary Commitment in relation to any new Ancillary Facility that is due to be made available on or before the proposed Utilisation Date.

For the purposes of calculating a Lender's Available Commitment in relation to any proposed Utilisation the following amounts shall not be deducted from a Lender's Commitment:

(i)	that Lender's participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date; and

(ii)	that Lender's (or its Affiliate's) Ancillary Commitments to the extent that they are due to be reduced or cancelled on or before the proposed Utilisation Date.

 "Available Facility" means the aggregate for the time being of each Lender's Available Commitment.

 "Base Currency" means euros.

 "Base Currency Amount" means, in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent's Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date adjusted to reflect any repayment or prepayment of the Loan).

 "Break Costs" means the amount (if any) by which:

(a)
the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

 "Budget" means in relation to any period, the budget delivered by the German Borrower to the Agent in respect of that period pursuant to Clause 22.5 (Budget).

 "Business Day" means:

(a)
(in relation to any day other than a date for the payment, purchase of, or rate fixing relating to euro) a day, other than a Saturday or Sunday, on which banks are open for general business in Luxembourg and (in relation to any date for payment or purchase of, or rate fixing relating to, a sum denominated in a currency other than euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment, purchase of, or rate fixing relating to euro) any TARGET Day.

 "Capital Lease" means any lease or hire purchase contract which would, in accordance with Applicable GAAP, be treated as a finance or capital lease.

 "Cash Equivalent Investments" means:

(a)
marketable debt securities for which a recognised trading market exists (including money market funds that invest substantially all of their assets in debt securities accessible within 30 days) maturing within one year after the relevant date of calculation, denominated in euros, sterling or dollars or kroner ("Accepted Currency") issued by any member state of the European Union, Norway and the United States of America which are not convertible into any other form of security;

(b)
marketable debt securities for which a recognised trading market exists (including money market funds that invest substantially all of their assets in debt securities accessible within 30 days) maturing within one year after the relevant date of calculation, denominated in any Accepted Currency which are not convertible into any other form of security, rated P-1 (Moody's Investor Services Inc.) or A-1 (Standard & Poors' Corporation);

(c)
certificates of deposit and time deposits maturing within one year after the relevant date of calculation, denominated in any Accepted Currency issued by, and acceptances by, banking institutions authorised under applicable legislation of any member state of the European Union, the United States of America or Norway which at the time of making such issue or acceptances, have outstanding debt securities rated as provided in paragraph (b) above or which have minimum capital of EUR 250,000,000; and

(d)	such other securities (if any) as are approved in writing by the Agent,

in each case to which any member of the Group is beneficially entitled at that time and which are not issued or guaranteed by any member of the Group.

 "Charged Property" means all the assets of the Borrowers which from time to time are, or are expressed to be, the subject of the Transaction Security.

 "Combining Schedule" means a schedule substantially in the form set out in part I of Schedule 10 (Form of Combining Schedule) when delivered pursuant to Clause 22.3(a)(i) and part II of Schedule 10 (Form of Combining Schedule) when delivered pursuant to Clause 22.3(a)(ii), in each case combining the financial information of the Parent including each of the Obligors and its Subsidiaries (on a legal entity basis) which is used to prepare and corresponds with the Parent's (audited, in the case of a financial year) consolidated balance sheet and statements of income and cash flows for the relevant financial year or financial quarter (as the case may be), in each case prepared using US GAAP.

 "Commitment" means:

(a)
in relation to a Current Lender, the amount in the Base Currency set opposite its name under the heading "Commitment" in Part II of Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

 "Compliance Certificate" means a certificate substantially in the form set out in Part I of Schedule 6 (Form of Compliance Certificate).

 "Confidential Information" means all information relating to the German Borrower, any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 38 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)
is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

 "Confidentiality Undertaking" means a confidentiality undertaking substantially as set out in Schedule 11 (Form of Confidentiality Undertaking) or in any other form agreed between the German Borrower and the Agent.

"Current Lender" means any Lender on the date of the Sixth Amendment Agreement.

 "Default" means an Event of Default or any event or circumstance specified in Clause 25 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

 "Defaulting Lender" means any Lender:

(a)
which has failed to make its participation in a Loan available (or has notified the Agent or the relevant Borrower (which has notified the Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders' participation); or

(b)	which has otherwise rescinded or repudiated a Finance Document;

unless, in the case of paragraph (a) above:

(i)	its failure to pay, is caused by an administrative or technical error and, payment is made within 5 Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

 "Environmental Claim" means any claim, proceeding or investigation by any person in respect of any Environmental Law.

 "Environmental Law" means any applicable law in any jurisdiction in which any member of the Group conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

 "Environmental Permits" means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by the relevant member of the Group.

 "EURIBOR" means, in relation to any Loan in euro:

(a)	the applicable Screen Rate; or

(b)
(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in euro and for a period comparable to the Interest Period of the relevant Loan and, if any such rate is below zero, EURIBOR will be deemed to be zero.

 "Event of Default" means any event or circumstance specified as such in Clause 25 (Events of Default).

 "Facility" means the revolving loan facility made available under this Agreement as described in Clause 2 (The Facility).

 "Facility Office" means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

 "FATCA" means:

(a)	sections 1471 to 1474 of the US Internal Revenue Code of 1986 (the "Code") or any associated regulations or other official guidance;

(b)
any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

 "FATCA Application Date" means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 January 2014;

(b)
in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the US), 1 January 2015; or

(c)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

 "FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.

 "FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.

 "FATCA FFI" means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if any Finance Party is not a FATCA Exempt Party, could be required to make a FATCA Deduction.

 "Fee Letter" means any letter or letters dated on or about the date of this Agreement, on or about the date of the Third Amendment Agreement, on or about the date of the Fourth Amendment Agreement, on or about the date of the Fifth Amendment Agreement and/or on or about the date of the Sixth Amendment Agreement between the Mandated Lead Arranger and the German Borrower (or the Agent and the German Borrower or an Ancillary Lender and the relevant Borrower) setting out any of the fees referred to in Clause 14 (Fees) or any other fees agreed between the parties to such letter or letters.

 "Fifth Amendment Agreement" means the amendment agreement dated on or about 28 October 2010 relating to this Agreement.

 "Finance Document" means this Agreement, the First Amendment Agreement, the Second Amendment Agreement, the Third Amendment Agreement, the Fourth Amendment Agreement, the Fifth Amendment Agreement, the Sixth Amendment Agreement, the Security Documents, the Subordination Agreement, any Fee Letter, any Ancillary Document and any other document designated as such by the Agent and the German Borrower.

 "Finance Party" means the Agent, the Mandated Lead Arranger, the Security Agent, a Lender or any Ancillary Lender.

 "Financial Indebtedness" means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any Capital Lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)
any amount under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing as defined in paragraphs (a) or (c) above (which, for the avoidance of doubt, shall not include deferred payment obligations which are standard within the industry and in the ordinary course of business);

(g)
any derivative transaction and the resulting net liability as determined from time to time, if any, entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

 "First Amendment Agreement" means the amendment agreement dated 3 September 2004 relating to this Agreement.

 "Fourth Amendment Agreement" means the amendment agreement dated on or about 15 September 2009 relating to this Agreement.

 "Group" means each of the Obligors and their Subsidiaries.

 "Holding Company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

 "Increase Confirmation" means a confirmation substantially in the form set out in Schedule 14 (Form of Increase Confirmation).

 "Increase Lender" has the meaning given to that term in Clause 2.2 (Increase)."

 "Intellectual Property" means all patents, trade marks, service marks, trade names, design rights, copyright (including rights in computer software and moral rights and in published and unpublished work), titles, rights to know-how and other intellectual property rights, in each case whether registered or unregistered and including applications for the grant of any of the foregoing and all rights or forms of protection having equivalent or similar effect to any of the foregoing which may subsist anywhere in the world.

 "Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 12 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 11.1 (Default interest periods).

 "Intra-group Loan" means a borrowing of money as defined in paragraphs (a), (c) and (f) of the definition of Financial Indebtedness from the Parent or any other member of the Kronos Group by any member of the Group.

 "Kronos Group" means Kronos Worldwide, Inc. and its Subsidiaries (other than any such Subsidiaries which form part of the Group).

 "Kronos Worldwide Facility" means the USD 400,000,000 credit facility dated 13 June 2012 between Kronos Worldwide, Inc. as borrower, Wells Fargo Bank, National Association as administrative agent and others and any Refinancing thereof.

 "Legal Opinions" means the legal opinions delivered to the Agent pursuant to Clause 4.1 (Initial conditions precedent).

 "Legal Reservations" means:

(a)
the principle that equitable remedies may be granted or refused at the discretion of a court, the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors; and

(b)	the time bearing of claims, defences of set-off or counterclaim and similar principles which are set out in the Legal Opinions as qualifications as to matters of law.

 "Lender" means:

(a)	any Original Lender, any Current Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 2.2 (Increase) or Clause 26 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

 "LIBOR" means:

(a)	in relation to any Loan (other than a Loan denominated or to be denominated in euro), the applicable Screen Rate; or

(b)
if no Screen Rate is available for the currency or Interest Period of that other Loan, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan and, if any such rate is below zero, LIBOR will be deemed to be zero.

 "Loan" means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

 "LMA" means the Loan Market Association.

 "Majority Lenders" means a Lender or Lenders whose Commitments aggregate more than 51% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 51% of the Total Commitments immediately prior to the reduction).

 "Mandatory Cost" means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost formulae).

 "Margin" means 1.90 per cent. per annum.

 "Material Adverse Effect" means a material adverse effect on the business, assets or financial condition of the German Borrower, the Belgian Borrower or the Group taken as a whole.

 "Material Contracts" means any agreements including licence agreements entered into by any member of the Group which is reasonably likely to be material to the business or financial condition of any Obligor or the Group taken as a whole.

 "Material Subsidiary" means Unterstützungskasse Kronos Titan GmbH and any other Subsidiary of any Obligor:

(a)	whose total assets represent 5 per cent. or more of the consolidated total assets of the Group; or

(b)	whose total operating income represents 5 per cent. or more of the consolidated total operating income of the Group,

all as shown (in the case of any Subsidiary) in its most recent annual or half yearly accounts (consolidated, as the case may be, if it has Subsidiaries) and (in the case of the Group) the most recent annual or, as the case may be, half yearly Combining Schedules of the Group, provided that:

(i)
if any Material Subsidiary sells, transfers or otherwise disposes of the majority of its undertaking or assets (whether by a single transaction or a number of related transactions) to any other member of the Group:

(A)	that other member of the Group shall be deemed to become a Material Subsidiary on the date of the relevant sale, transfer or disposal; and

(B)
any Material Subsidiary which sells, transfers or otherwise disposes of the majority of its undertaking or assets (whether by a single transaction or a number of related transactions) shall no longer be a Material Subsidiary on the date of the relevant sale, transfer or disposal, until the Material Subsidiaries are next determined from the annual or half yearly accounts referred to above;

(ii)
if any Material Subsidiary does not satisfy either of the tests set out in paragraphs (a) and (b) above for reasons other than those referred to under paragraph (i) above, then such Material Subsidiary shall cease to be a Material Subsidiary from the point of time that the non-satisfaction of such tests can be determined from the annual audited accounts or the half yearly unaudited accounts referred to above; and

(iii)
if a Subsidiary has been acquired since the date as of which the latest consolidated annual or half yearly accounts of the Group were prepared, such accounts shall be adjusted in order to take into account the acquisition of such Subsidiary.

 "Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above exceptions will only apply to the last Month of any period.

 "Obligor" means a Borrower or a Guarantor.

 "Optional Currency" means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

 "Original Financial Statements" means:

(a)	in relation to the Norwegian Guarantor, its audited consolidated financial statements for the financial year ended 31 December 2011 prepared using Applicable GAAP;

(b)	in relation to each Obligor, its audited unconsolidated financial statements for the financial year ended 31 December 2011 prepared using Applicable GAAP; and

(c)	in relation to the Group, a Combining Schedule for the financial year ended 31 December 2011 prepared using US GAAP.

 "Parent" means Kronos International, Inc., a Delaware corporation.

 "Participating Member State" means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

 "Party" means a party to this Agreement.

 "Permitted Affiliate Transactions" means any transaction entered into between any member of the Group and the Parent or any other member of the Kronos Group either (i) in the ordinary course of trading or business and in accordance with past practice or (ii) which is necessary to accommodate legal or regulatory requirements of such member of the Group.

 "Permitted Financial Indebtedness" means Financial Indebtedness, without duplication:

(a)	arising under or permitted pursuant to the Finance Documents;

(b)	incurred with the prior written consent of the Majority Lenders and any Refinancing thereof;

(c)
existing on the date of this Agreement and listed in Schedule 8 (Existing Financial Indebtedness) and any Refinancing thereof, provided that the Financial Indebtedness referred to in item 1 of Schedule 8 (Existing Financial Indebtedness) (or any Refinancing thereof) is repaid upon the first Utilisation Date and the Financial Indebtedness referred to in item 7 of Schedule 8 (Existing Financial Indebtedness) (or any Refinancing thereof) is repaid no later than 120 days from the date of this Agreement and provided further that any Refinancing of the Financial Indebtedness referred to in items 2 and 3 of Schedule 8 (Existing Financial Indebtedness) is subject to a subordination agreement between the debtor, the creditor and the Security Agent on substantially the same terms as in the Subordination Agreement;

(d)
arising under any derivative transaction entered into by any member of the Group in respect of Financial Indebtedness of such members of the Group and any Refinancing thereof provided that such derivative transactions are (i) entered into to protect members of the Group from fluctuations in interest rates on outstanding Financial Indebtedness to the extent the notional principal amount of such derivative transactions does not, at the time of the incurrence thereof, exceed the principal amount of the Financial Indebtedness to which such derivative transaction relates and (ii) entered into in the ordinary course of business of such members of the Group and not for investment or speculative purposes;

(e)
arising under any commodity agreements or currency agreements entered into by any member of the Group provided that (i) in the case of any such currency agreements which relate to Financial Indebtedness or trade payables of any member of the Group, such currency agreements do not increase the outstanding Financial Indebtedness or trade payables of such member of the Group (other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder) and (ii) in the case of any such commodity agreements or currency agreements, such agreements are entered into in the ordinary course of business of such members of the Group and not for investment or speculative purposes;

(f)	owed by any Obligor to any other Obligor;

(g)	owed by any member of the Group which is not an Obligor to any other member of the Group which is not an Obligor or to an Obligor, unless incurred in violation of this Agreement;

(h)
arising under any Intra-group Loans provided that the payment claims of the Parent or any other member of the Kronos Group in respect of any such Intra-group Loans have been subordinated to the claims of the Finance Parties pursuant to the Subordination Agreement; and

(i)
arising from the honouring by a Lender or other financial institution of a cheque, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Financial Indebtedness is extinguished within two Business Days of incurrence;

(j)
consisting of guarantees, indemnities or obligations in respect of customary purchase price adjustments in connection with the acquisition of or disposal over assets up to an aggregate amount of EUR 2,000,000 (or its equivalent in another currency or currencies);

(k)
incurred by the Norwegian Borrower 2 in the ordinary course of business to finance the purchase price for the acquisition of heavy earth moving equipment or other similar equipment related to mining by it or any Refinancing thereof up to an aggregate amount of EUR 10,000,000 (or its equivalent in another currency or currencies);

(l)
incurred by any member of the Group the principal amount of which (when aggregated with the principal amount of all other Financial Indebtedness incurred by the members of the Group other than any Financial Indebtedness permitted under paragraphs (a) to (k) above) does not exceed EUR 5,000,000 (or its equivalent in another currency or currencies).

 "Permitted Loans and Guarantees" means:

(a)
any guarantee or indemnity granted by any member of the Group or any assumption of liability in respect of any obligation of any other person made by any member of the Group in the ordinary course of its trading or business and upon terms usual for such trading or business;

(b)	any guarantee or indemnity required under any of the Finance Documents;

(c)
any loan, grant of credit, guarantee or indemnity or assumption of any liability in respect of any other person which is granted or made by any member of the Group who is not an Obligor to or for the benefit of an Obligor;

(d)	any loan, grant of credit, guarantee or indemnity or assumption of any liability in respect of any other person which is granted or made by any Obligor to or for the benefit of any other Obligor; and

(e)
any loan granted by any Obligor to any wholly-owned subsidiary being a member of the Group which is not an Obligor (including the sale or discounting of receivables by any member of the Group to the German Borrower) up to an aggregate amount of EUR 5,000,000.

 "Permitted Profit and Loss Transfer Agreement" has the meaning ascribed to such term in Clause 24.16.

 "Quotation Day" means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is euro) two TARGET Days before the first day of that period; or

(b)	(for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

 "Reference Banks" means Deutsche Bank Luxembourg S.A. and the principal offices of KBC Bank NV and DNB Bank ASA or such other bank or banks as may from time to time be agreed between the German Borrower and the Agent acting on the instructions of the Majority Lenders.

 "Refinance" means, in respect of any Financial Indebtedness, to refinance in whole or in part the amount of such Financial Indebtedness on arms' length terms and in accordance with market standards and the terms "refinanced" and "refinancing" shall be construed accordingly.

 "Relevant Interbank Market" means in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.

 "Relevant Jurisdiction" means:

(a)	the jurisdiction of incorporation of each member of the Group; and

(b)	the jurisdiction where any asset subject to or intended to be subject to the Transaction Security is situated.

 "Repeating Representations" means each of the representations set out in Clauses 21.1 (Status) to 21.6 (Governing law and enforcement), Clause 21.9 (No default), Clause 21.13 (No proceedings pending or threatened), Clause 21.19 (Legal and beneficial owner) and Clause 21.20 (No winding up).

 "Rollover Loan" means one or more Loans

(a)	made or to be made on the same day that a maturing Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Loan;

(c)	in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency)); and

(d)	made or to be made to the same Borrower for the purpose of refinancing a maturing Loan.

 "Screen Rate" means:

(a)	in relation to any amount to be advanced or owing in euro, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period; and

(b)	in all other respects, the British Bankers Association Interest Settlement Rate for the relevant currency and period,

displayed on the appropriate page of the Reuters screen.  If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate in the Agent's reasonable discretion with the approval of the German Borrower (which approval shall not be unreasonably withheld or delayed) and after consultation with the Lenders.

 "Second Amendment Agreement" means the amendment agreement dated 14 June 2005 relating to this Agreement.

 "Secured Parties" means the Security Agent, the Agent, each Lender and each Ancillary Lender from time to time party to this Agreement.

 "Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

 "Security Document" means each of the documents delivered to the Agent listed in Section 4 of Schedule 2 (Conditions Precedent) together with any other document entered into by a Borrower creating or expressed to create Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

 "Sixth Amendment Agreement" means the amendment agreement dated on or about 27 September 2012 relating to this Agreement.

 "Sixth Amendment Agreement Effective Date" means the Effective Date as defined in the Sixth Amendment Agreement.

 "Specified Time" means a time determined in accordance with Schedule 9 (Timetables).

 "Structure Chart" means a chart showing the Parent and its Subsidiaries and any direct shareholders of any member of the Group and the relationship between all such entities.

 "Subordination Agreement" means the subordination agreement entered into between the Security Agent, the Parent and the German Borrower.

 "Subsidiary" means in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

 "TARGET" means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

 "TARGET2" means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

 "TARGET Day" means:

(a)	until such time as TARGET is permanently closed down and ceases operations, any day on which both TARGET and TARGET2 are; and

(b)	following such time as TARGET is permanently closed down and ceases operations, any day on which TARGET2 is,

open for the settlement of payments in euro.

 "Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

 "Termination Date" means the date falling 5 years after the date of the Sixth Amendment Agreement.

 "Third Amendment Agreement" means the amendment agreement dated on or about 26 May 2008 relating to this Agreement.

 "Total Commitments" means the aggregate of the Commitments, being EUR 120,000,000 at the date of this Sixth Amendment Agreement Effective Date.

 "Transaction Security" means the Security created or expressed to be created in favour of the Security Agent and/or the Secured Parties pursuant to the Security Documents or this Agreement.

 "Transfer Certificate" means a certificate substantially in one of the forms set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the German Borrower.

 "Transfer Date" means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.

 "Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.

 "US GAAP" means generally accepted accounting principles in the United States of America.

 "US Tax Obligor" means:

(a)	a Borrower which is resident for tax purposes in the United States of America; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the United States for US federal income tax purposes.

 "Utilisation" means a utilisation of the Facility.

 "Utilisation Date" means the date of a Utilisation, being the date on which a Loan is to be made.

 "Utilisation Request" means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)
the "Agent", the "Mandated Lead Arranger", the "Security Agent", any "Finance Party", any "Lender", "Ancillary Lender", the "Parent", any "Obligor" or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	"assets" includes present and future properties, revenues and rights of every description;

(iii)	the "European interbank market" means the interbank market for euro operating in Participating Member States;

(iv)	a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(v)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)
a "person" includes any individual, person, firm, company, corporation, unincorporated organisation, government, state or agency of a state or any association, trust, joint venture or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(vii)
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(viii)	a provision of law is a reference to that provision as amended or re-enacted; and

(ix)	a time of day is a reference to Luxembourg time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived.

(e)
A Borrower providing "cash cover" for an Ancillary Facility means a Borrower paying an amount in the currency of that Ancillary Facility to an interest-bearing account in the name of that Borrower and the following conditions being met:

(i)	the account is with the Ancillary Lender in respect of that Ancillary Facility;

(ii)
until no amount is or may be outstanding under that Ancillary Facility, withdrawals from the account may only be made to pay the Ancillary Lender amounts due and payable to it under this Agreement in respect of that Ancillary Facility; and

(iii)
that Borrower has executed a security document over that account, in form and substance satisfactory to the Ancillary Lender with which that account is held, creating a first ranking security interest over that account.

(f)	A Borrower "repaying" or "prepaying" Ancillary Outstandings means:

(i)	that Borrower providing cash cover in respect of those Ancillary Outstandings;

(ii)	the maximum amount payable under that Ancillary Facility being reduced in accordance with its terms; or

(iii)	the Ancillary Lender being satisfied that it has no further liability under that Ancillary Facility,

and the amount by which Ancillary Outstandings are repaid or prepaid under paragraphs (f)(i) and (f)(ii) above is the amount of the relevant cash cover or reduction.

(g)	An amount borrowed includes any amount utilised under an Ancillary Facility.

1.3	Currency Symbols and Definitions

 "$", "dollars" and "USD" denote lawful currency of the United States of America, "£" and "sterling" denote lawful currency of the United Kingdom, "NOK" and "kroner" denote lawful currency of Norway and "EUR" and "euro" means the single currency unit of the Participating Member States.

SECTION 2
THE FACILITY

2.	THE FACILITY

2.1	The Facility

(a)	Subject to the terms of this Agreement, the Lenders make available to the Borrowers a multicurrency revolving loan in an aggregate amount equal to the Total Commitments.

(b)
Subject to the terms of this Agreement and the Ancillary Documents, an Ancillary Lender may make available to the Borrowers an Ancillary Facility in place of all or part of its Commitment under the Facility.

2.2	Increase

(a)	The German Borrower may by giving prior notice to the Agent by no later than the date falling 5 Business Days after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender in accordance with paragraph (d) of Clause 9.3 (Right of replacement or repayment and cancellation in relation to a single Lender); or

(ii)	the Commitments of a Lender in accordance with:

(A)	Clause 9.11 (Illegality); or

(B)	paragraph 9.3 of Clause 9.3 (Right of replacement or repayment and cancellation in relation to a single Lender),

request that the Commitments relating to any Facility be increased (and the Commitments relating to that Facility shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Available Commitments or Commitments relating to that Facility so cancelled as follows:

(iii)
the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an "Increase Lender") selected by the German Borrower (each of which shall not be a member of the Group) and each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(iv)
each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(v)
each Increase Lender shall become a Party as a "Lender" and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(vi)	the Commitments of the other Lenders shall continue in full force and effect; and

(vii)
any increase in the Commitments relating to the Facility shall take effect on the date specified by the German Borrower in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Commitments relating to a Facility will only be effective on:

(i)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender; and

(ii)
in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase the Agent being satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender. The Agent shall promptly notify the German Borrower, the Increase Lender  upon being so satisfied.

(c)
Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)
The Borrowers shall, promptly on demand, pay the Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in Commitments under this Clause 2.2.

(e)
The Increase Lender shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 26.3 (Assignment or transfer fee) if the increase was a transfer pursuant to Clause 26.5 (Procedure for transfer) and if the Increase Lender was a New Lender.

(f)
The German Borrower may pay to the Increase Lender a fee in the amount and at the times agreed between the German Borrower and the Increase Lender in a letter between the German Borrower and the Increase Lender setting out that fee. A reference in this Agreement to a Fee Letter shall include any letter referred to in this paragraph.

(g)	Clause 26.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)	an "Existing Lender" were references to all the Lenders immediately prior to the relevant increase;

(ii)	the "New Lender" were references to that "Increase Lender"; and

a "re-transfer" and "re-assignment" were references to respectively a "transfer" and "assignment".

2.3	Finance Parties' rights and obligations

(a)
The obligations of each Finance Party under the Finance Documents are several.  Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents.  No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

Each Borrower shall apply all amounts borrowed by it under the Facility and any utilisation of any Ancillary Facility towards its general corporate purposes not prohibited by the terms of any Finance Dokument, including its working capital requirements and refinancing its existing indebtedness.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent, except for the evidence referred to in paragraph 3(a) of Schedule 2 (Conditions precedent), provided that such evidence must be received by the Agent no later than on the Utilisation Date and prior to the first Utilisation.  The Agent shall notify the German Borrower and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Conditions relating to Optional Currencies

A currency will constitute an Optional Currency in relation to a Loan if:

(a)	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Loan; and

(b)	it is kroner.

4.4	Maximum number of Loans and limitations on loans denominated in kroner

(a)	A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation 8 or more Loans would be outstanding.

(b)	Any Loan made by a single Lender under Clause 6.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.

(c)	Any Separate Loan shall not be taken into account in this Clause 4.4.

(d)	A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation the aggregate Base Currency Amount of all Loans denominated in kroner would exceed EUR 30,000,000.

SECTION 3
UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

A Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)	the proposed Interest Period, as the case may be, complies with Clause 12 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Loan must be:

(i)	if the currency selected is the Base Currency, a minimum of EUR 5,000,000 or, if less, the Available Facility; or

(ii)	if the currency selected is kroner, a minimum of NOK 50,000,000, or, if less, the Available Facility; and

(iii)	in any event such that its Base Currency Amount is less than or equal to the Available Facility.

5.4	Lenders' participation

(a)
If the conditions set out in this Agreement have been met, and subject to Clause 8.1 (Repayment of Loans), (i) each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)
The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan, the amount of its participation in that Loan, and, if different, the amount of that participation to be made available in accordance with Clause 31.1 (Payments to the Agent) in each case by the Specified Time.

6.	OPTIONAL CURRENCIES

6.1	Selection of currency

A Borrower shall select the currency of a Loan in a Utilisation Request.

6.2	Unavailability of a currency

If before the Specified Time on any Quotation Day a Lender notifies the Agent that compliance with its obligation to participate in a Loan in kroner would contravene a law or regulation applicable to it, the Agent will give notice to the relevant Borrower to that effect by the Specified Time on that day.  In this event, any Lender that gives notice pursuant to this Clause 6.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender's proportion of the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to that Lender's proportion of the Base Currency Amount of the maturing Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

6.3	Participation in a Loan

Each Lender's participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders' participation).

7.	ANCILLARY FACILITIES

7.1	Type of Facility

An Ancillary Facility may be made available by way of a guarantee, bonding, documentary or stand-by letter of credit facility.

7.2	Availability

(a)
If the German Borrower and a Lender agree and except as otherwise provided in this Agreement, the Lender may provide an Ancillary Facility on a bilateral basis in place of all or part of that Lender's unutilised Commitment (which shall (except for the purpose of determining the Majority Lenders) be reduced by the amount of the Ancillary Commitment under that Ancillary Facility) provided that the aggregate Base Currency Amount of all Ancillary Commitments may at no time exceed EUR 30,000,000.

(b)
An Ancillary Facility shall not be made available unless, not later than five Business Days prior to the Ancillary Commencement Date for an Ancillary Facility, the Agent has received from the German Borrower:

(i)	a notice in writing requesting the establishment of an Ancillary Facility and specifying:

(A)	the proposed Borrower(s) which may use the Ancillary Facility;

(B)	the proposed Ancillary Commencement Date and expiry date of the Ancillary Facility;

(C)	the proposed Ancillary Lender; and

(D)	the proposed Ancillary Commitment, the maximum amount of the Ancillary Facility;

(ii)	a copy of the proposed Ancillary Document; and

(iii)	any other information which the Agent may reasonably request in connection with the Ancillary Facility.

The Agent shall promptly notify the German Borrower, the Ancillary Lender and the other Lenders of the establishment of an Ancillary Facility.

No amendment or waiver of a term of any Ancillary Facility shall require the consent of any Finance Party other than the relevant Ancillary Lender unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement (including, for the avoidance of doubt, under this Clause). In such a case, the provisions of this Agreement with regard to amendments and waivers will apply.

(c)	Subject to compliance with paragraph (b) above:

(i)	the Lender concerned will become an Ancillary Lender; and

(ii)	the Ancillary Facility will be available,

with effect from the date agreed by the relevant Borrower and the Ancillary Lender.

7.3	Terms of Ancillary Facilities

(a)	Except as provided below, the terms of any Ancillary Facility will be those agreed by the Ancillary Lender and the relevant Borrower.

(b)	However, those terms:

(i)	must be based upon normal commercial terms at that time (except as varied by this Agreement);

(ii)	may allow only Borrowers to use the Ancillary Facility;

(iii)	may not allow the Ancillary Outstandings to exceed the Ancillary Commitment;

(iv)	may not allow the Ancillary Commitment of a Lender to exceed the Available Commitment of that Lender;

(v)	must be denominated in the Base Currency (but may, for the avoidance of doubt, be made available in any currency agreed between the relevant Borrower and the Ancillary Lender); and

(vi)
must require that the Ancillary Commitment is reduced to zero, and that all Ancillary Outstandings are repaid (or cash cover provided in respect of all the Ancillary Outstandings) not later than the Termination Date for the Facility (or such earlier date as the Commitment of the relevant Ancillary Lender (or its Affiliate) is reduced to zero).

(c)
If there is any inconsistency between any term of an Ancillary Facility and any term of this Agreement, this Agreement shall prevail except for (i) 34.3(Day count convention) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility and (ii) an Ancillary Facility comprising more than one account where the terms of the Ancillary Documents shall prevail.

(d)	Interest, commission and fees on Ancillary Facilities are dealt with in Clause 14.4 (Interest, commission and fees on Ancillary Facilities).

7.4	Repayment of Ancillary Facility

(a)
An Ancillary Facility shall cease to be available on the Termination Date or such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of this Agreement.

(b)	If an Ancillary Facility expires in accordance with its terms the Ancillary Commitment of the Ancillary Lender shall be reduced to zero (and its Available Commitment shall be increased accordingly).

(c)
No Ancillary Lender may demand repayment or prepayment of any amounts made available, or demand cash cover for any liabilities incurred, by it under its Ancillary Facility (except where the Ancillary Facility is provided on a net limit basis to the extent required to bring any gross outstandings down to the net limit) unless:

(i)
the Total Commitments have been cancelled in full, or all outstanding Loans have become due and payable in accordance with the terms of this Agreement, or the Agent has declared all outstanding Loans immediately due and payable, or the expiry date of the Ancillary Facility occurs; or

(ii)
it becomes unlawful in any applicable jurisdiction for the Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility.

(d)	On the making of a Loan to refinance Ancillary Outstandings:

(i)
each Lender will participate in that Loan in an amount (as determined by the Agent) which will result as nearly as possible in the aggregate amount of its participation in Loans then outstanding bearing the same proportion to the aggregate amount of the Loans then outstanding as its Commitment bears to the Total Commitments; and

(ii)	the relevant Ancillary Facility shall be cancelled.

7.5	Ancillary Outstandings

Each Borrower and each Ancillary Lender agrees with and for the benefit of each Lender that the Ancillary Outstandings under any Ancillary Facility provided by that Ancillary Lender shall not exceed the Ancillary Commitment applicable to that Ancillary Facility and where the Ancillary Facility is an overdraft facility comprising more than one account, Ancillary Outstandings under that Ancillary Facility shall not exceed the Designated Net Amount in respect of that Ancillary Facility.

7.6	Information

Each Borrower and each Ancillary Lender shall, promptly upon request by the Agent, supply the Agent with any information relating to the operation of an Ancillary Facility (including the Ancillary Outstandings) as the Agent may reasonably request from time to time. Each Borrower consents to all such information being released to the Agent and the other Finance Parties.

7.7	Affiliates of Lenders as Ancillary Lenders

(a)
Subject to the terms of this Agreement, an Affiliate of a Lender may become an Ancillary Lender. In such case, the Lender and its Affiliate shall be treated as a single Lender whose Commitment is the amount set out opposite the relevant Lender's name in Schedule 1 (The Original Lenders). For the purposes of calculating the Lender's Available Commitment with respect to the Facility, the Lender's Commitment shall be reduced to the extent of the aggregate of the Ancillary Commitments of its Affiliates.

(b)	The relevant Borrower shall specify any relevant Affiliate of a Lender in any notice delivered by the relevant Borrower to the Agent pursuant to paragraph (b)(i) of Clause 7.2(Availability).

(c)	An Affiliate of a Lender which becomes an Ancillary Lender shall accede to this Agreement by delivery to the Agent of a duly completed Affiliate Accession Undertaking.

(d)
If a Lender assigns all of its rights or transfers all of its rights and obligations to a New Lender (as defined in Clause 26 (Changes to the Lenders), its Affiliate shall cease to have any obligations under this Agreement or any Ancillary Document.

(e)
Where this Agreement or any other Finance Document imposes an obligation on an Ancillary Lender and the relevant Ancillary Lender is an Affiliate of a Lender which is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

7.8	Commitment Amounts

Notwithstanding any other term of this Agreement each Lender shall ensure that at all times its Commitment is not less than:

(a)	its Ancillary Commitment; or

(b)	the Ancillary Commitment of its Affiliate.

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

8.	REPAYMENT

8.1	Repayment of Loans

(a)	Each Borrower which has drawn a Loan shall repay that Loan on the last day of its Interest Period.

(b)	Without prejudice to each Borrower's obligation under paragraph (a) above, if:

(i)	one or more Loans are to be made available to a Borrower:

(A)	on the same day that a maturing Loan is due to be repaid by that Borrower;

(B)	in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency)); and

(C)	in whole or in part for the purpose of refinancing the maturing Loan; and

(ii)
the proportion borne by each Lender's participation in the maturing Loan to the amount of that maturing Loan is the same as the proportion borne by that Lender's participation in the new Loans to the aggregate amount of those new Loans, the aggregate amount of the new Loans shall, unless the relevant Borrower notifies the Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Loan so that:

(A)	if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:

(1)	the relevant Borrower will only be required to make a payment under Clause 31.1 (Payments to the Agent) in an amount in the relevant currency equal to that excess; and

(2)
each Lender's participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the maturing Loan and that Lender will not be required to make a payment under Clause 31.1 (Payments to the Agent) in respect of its participation in the new Loans; and

(B)	if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:

(1)	the relevant Borrower will not be required to make a payment under Clause 31.1 (Payments to the Agent); and

(2)
each Lender will be required to make a payment under Clause 31.1 (Payments to the Agent) in respect of its participation in the new Loans only to the extent that its participation in the new Loans exceeds that Lender's participation in the maturing Loan and the remainder of that Lender's participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the maturing Loan.

(c)
At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Loans then outstanding will be automatically extended to the Termination Date and will be treated as separate Loans (the "Separate Loans") denominated in the currency in which the relevant participations are outstanding.

(d)
A Borrower to whom a Separate Loan is outstanding may prepay that Loan by giving 10 Business Days' prior notice to the Agent. The Agent will forward a copy of a prepayment notice received in accordance with this paragraph (d) to the Defaulting Lender concerned as soon as practicable on receipt.

(e)
Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower by the time and date specified by the Agent (acting reasonably) and will be payable by that Borrower to the Agent (for the account of that Defaulting Lender) on the last day of each Interest Period of that Loan.

(f)
The terms of this Agreement relating to Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (c) to (e) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

9.	PREPAYMENT AND CANCELLATION

9.1	Illegality

If it becomes unlawful after the date of this Agreement in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or participate in any Loan and without prejudice to its rights and obligations under Clause 18 (Mitigation by the Lenders):

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the German Borrower (on behalf of the Borrowers), the Commitment of that Lender will be immediately cancelled; and

(c)
upon cancellation of such Lender's Commitment, each Borrower shall repay that Lender's participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan outstanding as at the date upon which the Agent has so notified the German Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

9.2	Voluntary cancellation

The German Borrower may, if it gives the Agent not less than ten (10) days' (or such shorter period as the Majority Lenders may agree) prior written notice, cancel the whole or any part (being a minimum amount of EUR 10,000,000) of the Available Facility.  Any cancellation under this Clause 9.2 shall reduce the Commitments of the Lenders rateably.

9.3	Right of repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under Clause 15.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrowers under Clause 15.3 (Tax indemnity) or Clause 16.1 (Increased costs);

(iii)	any Lender notifies the Agent of its Additional Cost Rate under paragraph 3 of Schedule 4 (Mandatory Cost formulae); or

(iv)	at any time on or after the date which is one month before the earliest FATCA Application Date for any payment by a Party to a Lender, that Lender is not, or has ceased to be, a FATCA Exempt Party, the German Borrower may, whilst (in the case of paragraphs (i), (ii) and above) the circumstance giving rise to the requirement or indemnification continues or (in the case of paragraph (iii) above) that the Additional Cost Rate is greater than zero, or that Lender continues not to be a FATCA Exempt Party, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in the Loan.

(b)	On receipt of a notice from the German Borrower referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)
On the last day of each Interest Period which ends after the German Borrower has given notice under paragraph (a) above (or, if earlier, the date specified by the German Borrower in that notice), each Borrower to which a Loan is outstanding shall repay that Lender's participation in that Loan.

(d)
If any Lender becomes a Defaulting Lender, the German Borrower may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent not less than five Business Days' notice of cancellation of each Available Commitment of that Lender.

(e)	On the notice referred to in paragraph (d) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(f)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (d) above, notify all the Lenders.

9.4	Restrictions

(a)
Any notice of cancellation or prepayment given by any Party under this Clause 9 (Prepayment and Cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(d)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 9 (Prepayment and Cancellation) it shall promptly forward a copy of that notice to either the German Borrower or the affected Lender, as appropriate.

SECTION 5
COSTS OF UTILISATIONS

10.	INTEREST

10.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	LIBOR or, in relation to any Loan in euro, EURIBOR; and

(c)	Mandatory Cost, if any.

10.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

11.	DEFAULT INTEREST

11.1	Default interest periods

If any sum due and payable by an Obligor hereunder is not paid on the due date therefor in accordance with Clause 31.1 (Payments to the Agent) or if any sum due and payable by an Obligor under any judgment of any court in connection herewith is not paid on the date of such judgment, the period beginning on such due date or, as the case may be, the date of such judgment and ending on the date upon which the obligation of such Obligor to pay such sum is discharged shall be divided into successive periods, each of which (other than the first) shall start on the last day of the preceding such period and the duration of each of which shall (except as otherwise provided in this Clause 11 (Default Interest)) be selected by the Agent.

11.2	Default interest

An Unpaid Sum shall bear interest, or, insofar as it relates to unpaid interest, shall give rise to a claim for lump sum damages, during each Interest Period in respect thereof at the rate per annum which is one per cent. per annum above the percentage rate which would apply if it had been a Loan in the amount and currency of such Unpaid Sum and for the same Interest Period (provided that in the case of lump sum damages, the Obligor shall be free to prove that no damage has arisen or that damage has not arisen in the asserted amount, whereas in the case of lump sum damages and default interest the Finance Party shall be entitled to assert further damages), provided that if such Unpaid Sum relates to a Loan which became due and payable on a day other than the last day of an Interest Period relating thereto:

(a)	the first Interest Period applicable to such Unpaid Sum shall be of a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(b)
the percentage rate of interest applicable thereto from time to time during such period shall be that which exceeds by one per cent. the rate which would have been applicable to it had it not so fallen due.

11.3	Payment of default interest

Any interest which shall have accrued under Clause 11.2 (Default Interest) in respect of an Unpaid Sum shall be due and payable and shall be paid by the  Obligor owing such Unpaid Sum on the last day of each Interest Period in respect thereof or on such other dates as the Agent may specify by notice to such Obligor.

11.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

12.	INTEREST PERIODS

12.1	Selection of Interest Periods

(a)	A Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)
Subject to this Clause 12 (Interest Periods), a Borrower may select an Interest Period of one, two, three or six Months or any other period not exceeding twelve Months agreed between such Borrower and the Agent (acting on the instructions of all the Lenders).

(c)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(d)	Each Interest Period for a Loan shall start on the Utilisation Date.

(e)	A Loan has one Interest Period only.

12.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period, as the case may be, will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

13.	CHANGES TO THE CALCULATION OF INTEREST

13.1	Absence of quotations

Subject to Clause 13.2 (Market disruption), if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

13.2	Market disruption

(a)
If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender's share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)	the Margin;

(ii)
the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender's participation in the Loan.

(b)	In this Agreement "Market Disruption Event" means:

(i)
at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and Interest Period; or

(ii)
before close of business in Luxembourg on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR or, if applicable, EURIBOR.

13.3	Alternative basis of interest or funding

(a)
If a Market Disruption Event occurs and the Agent or the German Borrower so requires, the Agent and the German Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the German Borrower, be binding on all Parties.

13.4	Break Costs

Each Borrower shall, within three Business Days of demand by a Finance Party (which demand shall be accompanied by a certificate showing, in reasonable detail, the calculation of the Break Costs incurred by such Finance Party in respect of the relevant Interest Period), pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

14.	FEES

14.1	Commitment fee

(a)
Each of the Borrowers shall jointly and severally pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at a rate of 0.60 per cent. per annum on that Lender's Available Commitment for the Availability Period (including, for the avoidance of doubt, in relation to the increase of the Facility from EUR 80,000,000 to EUR 120,000,000 pursuant to the Sixth Amendment Agreement, for the period commencing on the date of the Sixth Amendment Agreement until the last day of the Availability Period), provided that the Norwegian Borrowers shall only be liable to the extent which is permitted under the Norwegian Companies Act 1997 Section 8-7.

(b)
The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.

(c)	No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

14.2	Utilisation fee

(a)	The Borrowers shall pay to the Agent (for account of each Lender pro rata to its Commitment) a utilisation fee calculated at the rate of:

(i)
0.25 per cent. p.a. on the aggregate amount of all Loans for each day on which the aggregate amount of Loans exceeds 33 1/3 per cent. of the sum of the Total Commitments less the aggregate Ancillary Commitments but is equal to or less than 66 2/3 per cent. of the sum of the Total Commitments less the aggregate Ancillary Commitments; or

(ii)
0.50 per cent. p.a. on the aggregate amount of all Loans for each day on which the aggregate amount of all Loans exceeds 66 2/3 per cent. of the sum of the Total Commitments less the aggregate Ancillary Commitments,

(b)
The fee referred to in sub-Clause (a) above shall be payable jointly and severally in arrears by each of the Borrowers in the Base Currency on the last day of each successive period of three Months and on the Termination Date, provided that the Norwegian Borrowers shall only be liable to the extent which is permitted under the Norwegian Companies Act 1997 Section 8-7.

14.3	Agency and security handling fee

Each of the Borrowers shall jointly and severally pay to Deutsche Bank Luxembourg S.A. for its own account in its capacity as Agent and Security Agent an agency and security handling fee in the amount and at the times agreed in a Fee Letter provided that the Norwegian Borrowers shall only be liable to the extent which is permitted under the Norwegian Companies Act 1997 Section 8-7.

14.4	Interest, commission and fees on Ancillary Facilities

The rate and time of payment of interest, commission, fees and any other remuneration in respect of each Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the Borrower of that Ancillary Facility based upon normal market rates and terms.

14.5	Arrangement and Participation Fee

Each of the Borrowers shall jointly and severally pay to Deutsche Bank AG for its own account in its capacity as Mandated Lead Arranger an arrangement and participation fee in the amount and at the times agreed in a Fee Letter, provided that the Norwegian Borrowers shall only be liable to the extent which is permitted under the Norwegian Companies Act 1997 Section 8-7.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

15.	TAX GROSS UP AND INDEMNITIES

15.1	Definitions

In this Agreement:

 "FATCA Payment" means either:

(a)	the increase in a payment made by an Obligor to a Finance Party under Clause 15.14 (FATCA Deduction and gross-up by Obligor) or paragraph (b) of Clause 15.15 (FATCA Deduction by Finance Party); or

(b)	a payment under paragraph (d) of Clause 15.15 (FATCA Deduction by Finance Party).

 "Qualifying Lender" means any Lender which is a bank or financial institution and which is incorporated or resident or acting out of a Facility Office in a member state of the European Union (but excluding the United Kingdom of Great Britain and Northern Ireland), provided that with regard to any Original Lender, Qualifying Lender means any Original Lender which is a bank or financial institution and is a resident for tax purposes in either Germany, Norway, Luxembourg or the Netherlands or is acting out of a Facility Office, registered with the Belgian Banking and Finance Commission, in Belgium.

 "Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

15.2	Tax gross-up

All payments to be made by an Obligor to any Finance Party hereunder shall be made free and clear of and without deduction for or on account of Tax unless such Obligor is required to make such a payment subject to the deduction or withholding of Tax, in which case the sum payable by such Obligor (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that such Finance Party receives a sum net of any withholding or deduction equal to the sum which it would have received had no such deduction or withholding been made or required to be made.

15.3	Tax indemnity

Without prejudice to Clause 15.2 (Tax Gross-up), if any Finance Party is required to make any payment of or on account of Tax on or in relation to any sum received or receivable hereunder (including any sum deemed for the purposes of Tax to be received or receivable by such Finance Party whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, the Borrowers shall, upon demand of the Agent, promptly indemnify the Finance Party which suffers a loss or liability as a result against such payment or liability together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this Clause 15.3 (Tax indemnity) shall not apply to:

(a)
any Tax imposed on and calculated by reference to the net income actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which such Finance Party is incorporated and any other jurisdiction where such Finance Party is subject to such tax; or

(b)
any Tax imposed on and calculated by reference to the net income of the Facility Office of such Finance Party actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by such Finance party but not actually receivable) by the jurisdiction in which its Facility Office is located and any other jurisdiction where such Finance Party is subject to such tax.

15.4	Claims by Finance Parties

(a)	A Finance Party intending to make a claim pursuant to Clause 15.3 (Tax indemnity) shall notify the Agent of the event giving rise to the claim, whereupon the Agent shall notify the Borrowers thereof.

(b)
A Lender and each Obligor which makes a payment or would be required to make a payment under this Clause 15 (Tax Gross-Up and Indemnities) shall co-operate in completing any procedural formalities necessary for that Obligor to (i) obtain authorisation to make that payment without a deduction or withholding, and (ii) provide any relevant information which would be required by any relevant taxation authority from the Obligor or the Lender in order to justify a payment made without a deduction or withholding.

15.5	Notification of requirement to deduct Tax

If, at any time, an Obligor is required by law to make any deduction or withholding from any sum payable by it hereunder (or if thereafter there is any change in the rates at which or the manner in which such deductions or withholdings are calculated), such Obligor shall promptly notify the Agent.

15.6	Evidence of payment of Tax

If an Obligor makes any payment hereunder in respect of which it is required to make any deduction or withholding, it shall pay the full amount required to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to the Agent for each Lender, within sixty days after it has made such payment to the applicable authority, an original receipt (or a certified copy thereof) issued by such authority evidencing the payment to such authority of all amounts so required to be deducted or withheld in respect of that Lender's share of such payment.

15.7	Excluded Claims

If any Lender is not or ceases to be a Qualifying Lender, or if the circumstances set out in Clause 26.2(f) apply or if any Lender fails to cooperate as required under Clause 15.4(b) , no Obligor shall be liable to pay to that Lender under Clause 15.2 (Tax gross-up) or Clause 15.3 (Tax indemnity) any amount in respect of Taxes asserted, assessed, levied or imposed in excess of the amount it would have been obliged to pay if that Lender had been or had not ceased to be a Qualifying Lender or had cooperated provided that this Clause 15.7 (Excluded claims) shall not apply (and each Obligor shall be obliged to comply with its obligations under Clause 15.2 (Tax gross-up) or Clause 15.3 (Tax indemnity)) if:

(a)
after the date hereof and after the date when such Lender first becomes a Lender for the purposes of this Agreement, there shall have been any introduction of, change in, or change in the interpretation, administration or application of, any law or regulation or order or governmental rule or treaty or any published practice or published concession of any relevant tax authority and it is as a result thereof that such Lender was not or ceased to be a Qualifying Lender; or

(b)
such Lender is not or ceases to be a Qualifying Lender but would have been or would not have ceased to be, a Qualifying Lender, had all representations, confirmations and other documents and information provided by each Obligor to any Finance Party been true and accurate.

15.8	Tax credit payment

If an additional payment is made under Clause 15 (Tax gross-up and indemnities) by an Obligor for the benefit of any Finance Party, including for the avoidance of doubt any payment in respect of any deduction or withholding, and such Finance Party, in its reasonable discretion, determines that it has obtained a credit against, a relief or remission for, or repayment of, any tax, then, if and to the extent that such Finance Party, in its sole opinion, determines that:

(a)	such credit, relief, remission or repayment is in respect of or calculated with reference to the additional payment made pursuant to Clause 15 (Tax gross-up and indemnities); and

(b)	its tax affairs for its year in respect of which such credit, relief, remission or repayment was obtained have been finally settled,

such Finance Party shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to such Obligor such amount as such  Finance Party shall, in its reasonable opinion, determine to be the amount which will leave such Finance Party (after such payment) in no worse after-tax position than it would have been in had the additional payment in question not been required to be made by such Obligor.

15.9	Tax credit clawback

If any Finance Party makes any payment to an Obligor pursuant to Clause 15.8 (Tax credit payment) and such Finance Party subsequently determines, in its reasonable opinion, that the credit, relief, remission or repayment in respect of which such payment was made was not available or has been withdrawn or that it was unable to use such credit, relief, remission or repayment in full, such Obligor shall reimburse such Finance Party such amount as such Finance Party determines, in its reasonable opinion, is necessary to place it in the same after-tax position as it would have been in if such credit, relief, remission or repayment had been obtained and fully used and retained by such Finance Party.

15.10	Tax and other affairs

Subject to the provisions of Clause 18 (Mitigation by the Lenders) no provision of this Agreement shall interfere with the right of any Finance Party to arrange its tax or any other affairs in whatever manner it thinks fit, oblige any Finance Party to claim any credit, relief, remission or repayment in respect of any payment under Clause 15 (Tax gross-up and indemnities) in priority to any other credit, relief, remission or repayment available to it nor oblige any Finance Party to disclose any information relating to its tax or other affairs or any computations in respect thereof.

15.11	Stamp taxes

The Borrowers shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

15.12	Value added tax

(a)
All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT.  If VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

(b)
Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment of the VAT.

15.13	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable passthru percentage or other information required under the Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA.

(b)
If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any policy of that Finance Party;

(iii)	any fiduciary duty; or

(iv)	any duty of confidentiality.

(d)
If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then:

(i)	if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(ii)
if that Party failed to confirm its applicable passthru percentage then such Party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable passthru percentage is 100%, until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.

15.14	FATCA Deduction and gross-up by Obligor

(a)
If an Obligor is required to make a FATCA Deduction, that Obligor shall make that FATCA Deduction and any payment required in connection with that FATCA Deduction within the time allowed and in the minimum amount required by FATCA.

(b)
If a FATCA Deduction is required to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any FATCA Deduction) leaves an amount equal to the payment which would have been due if no FATCA Deduction had been required.

(c)
The German Borrower shall promptly upon becoming aware that an Obligor must make a FATCA Deduction (or that there is any change in the rate or the basis of a FATCA Deduction) notify the Agent accordingly. Similarly, a Finance Party shall notify the Agent on becoming so aware in respect of a payment payable to that Finance Party. If the Agent receives such notification from a Finance Party it shall notify the German Borrower and that Obligor.

(d)
Within thirty days of making either a FATCA Deduction or any payment required in connection with that FATCA Deduction, the Obligor making that FATCA Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the FATCA Deduction has been made or (as applicable) any appropriate payment paid to the relevant governmental or taxation authority.

15.15	FATCA Deduction by a Finance Party

(a)
Each Finance Party may make any FATCA Deduction it is required by FATCA to make, and any payment required in connection with that FATCA Deduction, and no Finance Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction. A Finance Party which becomes aware that it must make a FATCA Deduction in respect of a payment to another Party (or that there is any change in the rate or the basis of such FATCA Deduction) shall notify that Party and the Agent.

(b)
If the Agent is required to make a FATCA Deduction in respect of a payment to a Finance Party under Clause 31.2 (Distributions by the Agent) which relates to a payment by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after the Agent has made such FATCA Deduction), leaves the Agent with an amount equal to the payment which would have been made by the Agent if no FATCA Deduction had been required.

(c)
The Agent shall promptly upon becoming aware that it must make a FATCA Deduction in respect of a payment to a Finance Party under Clause 31.2 (Distributions by the Agent) which relates to a payment by an Obligor (or that there is any change in the rate or the basis of such a FATCA Deduction) notify the German Borrower, the relevant Obligor and the relevant Finance Party.

(d)
The relevant Borrower shall (within three Business Days of demand by the Agent) pay to a Finance Party an amount equal to the loss, liability or cost which that Finance Party determines will be or has been (directly or indirectly) suffered by that Finance Party as a result of another Finance Party making a FATCA Deduction in respect of a payment due to it under a Finance Document. This paragraph shall not apply to the extent a loss, liability or cost is compensated for by an increased payment under paragraph (b) above.

(e)
A Finance Party making, or intending to make, a claim under paragraph (d) above shall promptly notify the Agent of the FATCA Deduction which will give, or has given, rise to the claim, following which the Agent shall notify the German Borrower.

15.16	Tax Credit and FATCA

If an Obligor makes a FATCA Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that FATCA Payment forms part, to that FATCA Payment or to a FATCA Deduction in consequence of which that FATCA Payment was required; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-tax position as it would have been in had the FATCA Payment not been required to be made by the Obligor.

16.	INCREASED COSTS

16.1	Increased costs

(a)
Subject to Clause 16.3 (Exceptions) the Borrowers shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation, (ii) compliance with any law or regulation made after the date of this Agreement or (iii) the implementation or application of, or compliance with, Basel III or any law or regulation that implements or applies Basel III.

(b)	In this Agreement

(i)	"Increased Costs" means:

(A)	a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;

(B)	an additional or increased cost; or

(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document or an Ancillary Commitment.

(ii)	"Basel III" means:

(A)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B)
the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".

16.2	Increased cost claims

(a)
A Finance Party intending to make a claim pursuant to Clause 16.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrowers.

(b)
Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of and basis for its Increased Costs and showing in reasonable detail the calculation thereof.

In determining such Increased Costs, each Finance Party will act reasonably and in good faith and on a non-discretionary basis.

16.3	Exceptions

(a)	Clause 16.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by an Obligor or a Finance Party;

(iii)	compensated for by paragraph (d) of Clause 15.15 (FATCA Deduction by a Finance Party);

(iv)
compensated for by Clause 15.3 (Tax indemnity) (or would have been compensated for under Clause 15.3 (Tax indemnity) but was not so compensated solely because the exclusion in paragraphs (a) and (b) of Clause 15.3 (Tax indemnity) applied);

(v)	compensated for by the payment of the Mandatory Cost; or

(vi)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 16.3 (Exceptions), a reference to a "Tax Deduction" means any deduction or withholding for or on account of Tax from a payment under a Finance Document

17.	OTHER INDEMNITIES

17.1	Currency indemnity

(a)
If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)
To the extent permitted by applicable law, each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

17.2	Other indemnities

The Borrowers shall, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)
a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 30 (Sharing among the Finance Parties);

(c)
funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower.

17.3	Indemnity to the Agent

The Borrowers shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

18.	MITIGATION BY THE LENDERS

18.1	Mitigation

(a)
Each Finance Party shall, in consultation with the relevant Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 9.1 (Illegality), Clause 15 (Tax gross-up and indemnities), Clause 16 (Increased costs) or paragraph 3 of Schedule 4 (Mandatory Cost formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office or to another Lender which is willing to accept such transfer.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

18.2	Limitation of liability

(a)
Prior to taking any of the steps referred to in Clause 18.1 (Mitigation) the relevant Finance Party will consult with the relevant Borrower and following a request from such Borrower will provide the relevant Borrower with an estimate of any costs and expenses which are likely to be incurred by it as a result of it taking such steps.  The Borrower shall then be entitled to request that the relevant Finance Party does not take those steps.

(b)	The relevant Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 18.1 (Mitigation).

(c)
A Finance Party is not obliged to take any steps under Clause 18.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.  The incurring of minor costs and expenses of an administrative nature will not be regarded as prejudicial to such Finance Party.

19.	COSTS AND EXPENSES

19.1	Transaction expenses

Each of the Borrowers shall promptly on demand pay the Agent, the Mandated Lead Arranger and the Security Agent the amount of all reasonable out-of-pocket costs and expenses (including legal fees of outside counsel) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication and perfection of:

(a)	this Agreement, the Security Documents and any other documents referred to in this Agreement and the Transaction Security; and

(b)	any other Finance Documents executed after the date of this Agreement.

19.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 31.9 (Change of currency), each of the Borrowers shall, within three Business Days of demand, reimburse the Agent for the amount of all reasonable out-of-pocket costs and expenses (including reasonable legal fees of outside counsel) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

19.3	Enforcement costs

Each of the Borrowers shall, within three Business Days of demand, pay to each Secured Party and the Mandated Lead Arranger the amount of all reasonable out-of-pocket costs and expenses (including legal fees) reasonably incurred by that Secured Party or the Mandated Lead Arranger in connection with the enforcement of, or the preservation of any rights, powers and remedies under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing those rights, powers and remedies.

19.4	Limitation

Notwithstanding anything to the contrary in any Finance Document, the Borrower shall not be obliged to pay any losses, costs or expenses under any Finance Document arising from or relating to disputes solely among the Agent and the Lenders, or losses, costs or expenses of the Agent or any Lender resulting from its gross negligence or wilful misconduct.

SECTION 7
GUARANTEE ON FIRST DEMAND (GARANTIE AUF ERSTES ANFORDERN)

20.	GUARANTEE AND INDEMNITY

20.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees (garantiert) to each Finance Party punctual performance by each Borrower of all that Borrower's obligations under the Finance Documents;

(b)
undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor (Garantie auf erstes Anfordern); and

(c)
indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal.  The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

20.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

20.3	Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

20.4	Waiver of defences

The obligations of each Guarantor under this Clause 20 (Guarantee and Indemnity) will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 20 (Guarantee and Indemnity) (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

20.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 20 (Guarantee and Indemnity).  This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

20.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may after the occurrence of a Default:

(a)
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Clause 20 (Guarantee and Indemnity).

20.7	Deferral of Guarantors' rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents; and/or

(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

20.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

20.9	Guarantee Limitation Norway

Notwithstanding anything to the contrary contained in this Clause 20 (Guarantee and Indemnity), the obligation of the Norwegian Guarantor under this Clause 20 (Guarantee and Indemnity)in respect of the obligations of any Borrower other than a Norwegian Borrower shall be deemed to be granted and incurred by the Norwegian Guarantor only to the extent which is permitted under the Norwegian Companies Act 1997 Section 8-7. The obligation of the Norwegian Guarantor under this Clause 20 shall be limited to a maximum amount of EUR 150,000,000 plus any unpaid amount of interest, fees, liability, costs and expenses under the Finance Documents.

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

21.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 21 as to itself and its Subsidiaries (in each case to the extent applicable) to each Finance Party on the date of this Agreement.

21.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

(c)	It is not a FATCA FFI or a US Tax Obligor.

21.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document to which it is a party are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation), legal, valid, binding and enforceable obligations.

21.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party and the granting of the Security under the Security Documents to which it is a party do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its and each of its Subsidiaries' constitutional documents; or

(c)
any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries' assets the violation of which would reasonably be expected to have a Material Adverse Effect.

21.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

21.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in each Relevant Jurisdiction,

have been obtained or effected and are in full force and effect.

21.6	Governing law and enforcement

(a)
Subject to any general principles of law affecting the choice of the governing law which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation), the choice of the governing law specified in each of the Finance Documents to which it is a party will be recognised and enforced in each Relevant Jurisdiction.

(b)
Subject to any general principles of law affecting the recognition and enforcement of judgments which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation), any judgment obtained in Germany in relation to a Finance Document to which it is a party will be recognised and enforced in each Relevant Jurisdiction.

21.7	Deduction of Tax

Subject to the Legal Reservations, it is not required under the law of each Relevant Jurisdiction to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

21.8	No filing or stamp taxes

Under the law of each Relevant Jurisdiction it is not necessary that the Finance Documents to which it is a party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents to which it is a party or the transactions contemplated by such Finance Documents except for Belgian stamp duties of EUR 0.15 payable on any original loan or credit agreement and any original pledge agreement executed in Belgium, subject to the conditions of the Belgian Stamp Duties Code (Wetboek Zegelrechten) of 26 June 1947 and Belgian registration, stamp and other duties payable in respect of any Belgian law floating charge.

21.9	No default

(a)	No Default is continuing or would reasonably be expected to result from the making of any Utilisation.

(b)
No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or its Subsidiaries') assets are subject which would reasonably be expected to have a Material Adverse Effect.

21.10	No misleading information

Any factual information heretofore or contemporaneously furnished by or on behalf of the Parent or any member of the Group in writing to any Finance Party for purposes of or in connection with the Finance Documents or any transaction contemplated therein is true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information not misleading in any material respect at such time.

21.11	Financial statements

(a)	Its Original Financial Statements were prepared in accordance with Applicable GAAP consistently applied.

(b)	Its Original Financial Statements fairly represent its financial condition and operations (consolidated in the case of the Norwegian Guarantor) during the relevant financial year.

(c)
There has been no material adverse change in the business, assets or financial condition of the German Borrower, the Belgian Borrower or the Group taken as a whole since the date of the Original Financial Statements.

21.12	Pari passu ranking

Save as provided in Clause 21.17 (Ranking), its payment obligations under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

21.13	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, would reasonably be expected to have a Material Adverse Effect have been started or (to the best of its knowledge and belief) threatened in writing against it or any of its Subsidiaries.

21.14	Environmental compliance

Each member of the Group has performed and observed in all material respects all Environmental Law, Environmental Permits and all other material covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with any real property which is or was at any time owned, leased or occupied by any member of the Group or on which any member of the Group has conducted any activity where failure to do so would reasonably be expected to have a Material Adverse Effect.

21.15	Environmental Claims

No Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened in writing against any member of the Group where that claim would be reasonably likely, if determined against that member of the Group, to have a Material Adverse Effect.

21.16	No Security

No Security exists over all or any of the present or future assets of any Obligor other than any Security permitted under Clause 24.3 (Negative pledge).

21.17	Ranking

Subject to the Legal Reservations, each Security Document to which it is a party has or will have first ranking priority and it is not subject to any prior ranking or pari passu ranking Security.

21.18	Transaction Security

Subject to the Legal Reservations, each Security Document to which it is a party validly creates the Security which is expressed to be created by that Security Document and evidences the Security it is expressed to evidence.

21.19	Legal and beneficial owner

It is the absolute legal and beneficial owner of the assets subject to the Transaction Security created or expressed to be created pursuant to the Security Documents to which it is a party.

21.20	No winding-up

None of the events described in Clause 25.6 (Insolvency) and Clause 25.7 (Insolvency proceedings) have occurred in relation to any Obligor.

21.21	Structure Chart

The Structure Chart dated on or about the date of the Sixth Amendment Agreement provided by the Obligors prior to the date of the Sixth Amendment Agreement is true, complete and accurate in all material respects as at the date hereof and nothing has occurred or been omitted as at the date hereof that renders the information contained in the Structure Chart untrue or misleading in any material respect.

21.22	Repetition

The Repeating Representations are to be made by each Obligor by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period by delivery of a Certificate to that effect.

22.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Financial statements of the Obligors

(a)
Each Obligor shall supply to the Agent in sufficient copies for all the Lenders as soon as the same become available, but in any event within 150 days after the end of each of its financial years (i) its audited consolidated financial statements for that financial year (if any) and (ii) its audited unconsolidated financial statements for that financial year.

(b)
Any financial statements to be delivered pursuant to paragraph (a) above shall (i) be prepared using Applicable GAAP, (ii) be certified by the Chief Executive Officer and/or the Chief Financial Officer (or equivalent position) of the relevant Obligor, together with one of its authorised signatories, as fairly representing its financial condition as at the date as at which those financial statements were drawn up and (iii) be certified by the relevant Obligor's external auditors.

22.2	Financial statements of the Parent

(a)	The Borrowers shall supply to the Agent in sufficient copies for all the Lenders:

(i)
as soon as the same become available, but in any event within 100 days after the end of each financial year of the Parent the audited consolidated financial statements of the Parent for that financial year; and

(ii)
as soon as the same become available, but in any event within 55 days after the end of each quarter of each financial year of the Parent the unaudited consolidated financial statements of the Parent for that period.

(b)	Any financial statements to be delivered pursuant to paragraph (a) above shall be prepared using Applicable GAAP.

22.3	Combining financial information

(a)	The Borrowers shall supply to the Agent in sufficient copies for all the Lenders:

(i)	as soon as they become available, but in any event within 120 days after the end of each financial year of the Parent an unaudited Combining Schedule for that financial year;

(ii)
as soon as they become available, but in any event within 60 days after the end of each quarter of each financial year of the Parent, an unaudited Combining Schedule for the period as of the beginning of the financial year and ending on such quarter.

(b)	Each of the Obligors shall procure that each of the Combining Schedules delivered pursuant to paragraph (a) above are prepared by the Parent and the Obligors using US GAAP.

(c)
Any Combining Schedule to be delivered pursuant to paragraph (a) above shall (i) be prepared using US GAAP, (ii) be certified by the Chief Executive Officer and/or Chief Financial Officer (or equivalent position) of the Parent, together with one of its authorised signatories, as fairly representing the financial condition of the Group as at the date as at which those Combining Schedules were drawn up and (iii) in the case of the Combining Schedule to be delivered pursuant to Clause 22.3(a)(i) above, be accompanied by a report from the Parent's external auditors in the form of Schedule 12  (Form of Auditor's Report).

22.4	Compliance Certificate

(a)
The Borrowers shall supply to the Agent, with each Combining Schedule delivered pursuant to paragraphs (a) and (b) of Clause 22.3 (Combining  financial information), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 23 (Financial covenants) as at the date as at which those Combining Schedules were prepared.

(b)
Each Compliance Certificate shall be signed by the Chief Executive Officer, Chief Financial Officer or any other executive officer, together with one authorised signatory of the German Borrower, who in each case will sign on behalf of all Borrowers which hereby authorise the aforementioned persons to do so, and, (in the case of a Compliance Certificate accompanying a Combining Schedule delivered pursuant to paragraph (a)(i) of Clause 22.3), accompanied by a letter from the Parent's external auditors in the form set out in Part II of Schedule 6 (Form of Compliance Certificate).

22.5	Budget

(a)
The German Borrower shall supply to the Agent in sufficient copies for all the Lenders, as soon as the same become available but in any event within 150 days after the start of each of its financial years (commencing with the first financial year starting after the date of the Fifth Amendment Agreement), a Budget for that financial year and the next two subsequent financial years.

(b)	The German Borrower shall ensure that each Budget:

(i)	is in a form reasonably acceptable to the Agent and includes a projected consolidated profit and loss, balance sheet and cashflow statement for the Group;

(ii)	is prepared in accordance with U.S. GAAP.

(c)
If the Budget is updated by the Borrowers, the German Borrower shall promptly deliver to the Agent, in sufficient copies for each of the Lenders, such updated or changed Budget together with a written explanation of the main changes in that Budget.

22.6	Information: miscellaneous

The Obligors shall (through the German Borrower) supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	all documents dispatched by any of the Obligors or the Parent to its creditors generally at the same time as they are dispatched;

(b)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c)
promptly, if requested by a Finance Party (through the Agent), such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request; and

(d)	promptly such further information as may be required by applicable banking supervisory laws and regulations and/or in line with standard banking practice.

22.7	Notification of default

(a)
Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)
Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

22.8	"Know your customer" checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)
Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

23.	FINANCIAL COVENANTS

23.1	Financial definitions

In this Clause 23:

 "EBITDA" means, for any Relevant Period the income of the Group before Net Interest, before any provision on account of taxation and before any amount attributable to the amortisation of intangible assets and depreciation of tangible assets.

 "Equity" means at any time the aggregate amount of the total assets of the Group less (i) the total liabilities of the Group but excluding changes due to foreign currency translation or any other item of other comprehensive income as defined by US GAAP after 31 December 2004 and (ii) any intangible assets of the Group as defined by US GAAP (including for the avoidance of doubt any goodwill).  Equity shall be reduced by (x) the aggregate amount of all loans made by any member of the Group (other than (a) loans to another member of the Group, (b) loans resulting from transactions permitted by Clause 24.4 (Disposals) paragraph (b) sub-paragraph (ii) and (ix) provided that such loan or the respective disposal is not otherwise prohibited by this Agreement and the amount of such loan does not exceed the fair market value of the respective assets disposed and (c) loans resulting from any conversion of accounts receivables into notes up to an aggregate amount of EUR 5,000,000 (or its equivalent in another currency or currencies)) that are outstanding as of such time to the extent such loans have been included in the total assets of the Group as of such time, and (y) the aggregate nominal amount of any indebtedness in respect of which any guarantee or indemnity has been granted by any member of the Group (other than a guarantee or indemnity permitted pursuant to the definition of Permitted Loans and Guarantees).

 "Financial Quarter" means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

 "Net Financial Debt" means at any time, without duplication, the aggregate amount of all obligations of the Group for or in respect of Financial Indebtedness less any cash or Cash Equivalent Investments of the Group (except for any such Cash Equivalent Investments that are subject to any Security securing Financial Indebtedness other than Financial Indebtedness outstanding with respect to the Finance Documents).

 "Net Interest" means in respect of any Relevant Period, the aggregate amount of the interest (including the interest element of leasing and hire purchase payments and capitalised interest), commission, fees, discounts and other finance payments payable by any member of the Group on a Combining Schedule (including any commission, fees, discounts and other finance payments payable by any member of the Group under any interest rate hedging arrangement but deducting any commission, fees, discounts and other finance payments receivable by any member of the Group under any interest rate hedging instrument) but deducting any other interest receivable by any member of the Group on any deposit or bank account.

 "Net Secured Debt" means at any time the aggregate amount of all obligations of the Group for or in respect of Net Financial Debt which is secured by any Security (and so that no amount shall be included more than once).

 "Quarter Date" means each of 31 March, 30 June, 30 September and 31 December.

 "Relevant Period" means each period of twelve months ending on the last day of the Group's financial year and each period of twelve months ending on the last day of each of the first, second and third Financial Quarter of the Group's financial year.

 "Rolling Basis" means the calculation of a ratio or an amount made at the end of a Financial Quarter in respect of that Financial Quarter and each of the preceding three Financial Quarters.

23.2	Financial condition

Each Borrower shall ensure that:

(a)
The ratio of (i) Net Secured Debt of the Group at the end of the applicable Relevant Period to (ii) EBITDA of the Group, calculated on a Rolling Basis, shall not in respect of any Relevant Period be more than 0.70:1.

(b)
The ratio of (i) Net Financial Debt of the Group at the end of the applicable Relevant Period to (ii) the consolidated Equity of the Group at the end of the applicable Relevant Period shall not in respect of any Relevant Period be more than 0.5:1.

23.3	Financial testing

The financial covenants set out in Clause 23.2 (Financial condition) shall be tested quarterly in accordance with US GAAP by reference to each of the Combining Schedules as evidenced by each Compliance Certificate delivered pursuant to Clause 22.4 (Compliance certificate).

24.	GENERAL UNDERTAKINGS

The undertakings in this Clause 24 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

24.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of the Relevant Jurisdictions to enable it to perform its obligations under the Finance Documents to which it is a party and to ensure the legality, validity, enforceability or admissibility in evidence in each Relevant Jurisdiction of incorporation of any Finance Document.

24.2	Compliance with laws

Each Obligor shall comply in all material respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

24.3	Negative pledge

(a)	No Obligor shall (and each Obligor shall ensure that none of its Subsidiaries will) create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall (and each Obligors shall ensure that no of its Subsidiaries will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms other than to the German Borrower and where such transaction is not otherwise prohibited by this Agreement;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to:

(i)
any Security listed in Schedule 7 (Existing Security) (including any Security which has been Refinanced provided that the assets subject to such Security have not materially changed in any way) except to the extent the principal amount secured by that Security exceeds the amount stated in that Schedule;

(ii)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iii)	any Security entered into in the ordinary course of business under customary general business conditions;

(iv)	any lien arising by operation of law or regulatory requirement and in the ordinary course of business and not as a result of a default howsoever described;

(v)
any Security arising by operation of law in favour of any government, state or local authority in respect of Taxes which are either (a) not yet due and unpaid or (b) being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(vi)	any Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:

(A)	the Security was not created in contemplation of the acquisition of that asset by a member of the Group; and

(B)	the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Group;

(vii)
any Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security is created prior to the date on which that company becomes a member of the Group, if:

(A)	the Security was not created in contemplation of the acquisition of that company; and

(B)	the principal amount secured has not increased in contemplation of or since the acquisition of that company;

(viii)	the Transaction Security;

(ix)	any Security which has been approved in writing by the Majority Lenders;

(x)
any Security incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Security securing letters of credit issued in the ordinary course of business in accordance with past practice;

(xi)
any Security over assets of the Norwegian Borrower 2 acquired with Financial Indebtedness permitted under paragraph (k) of the definition of Permitted Financial Indebtedness provided that such Security is removed upon the full discharge of the relevant Permitted Financial Indebtedness incurred to finance the payment of the purchase price for such asset; or

(xii)
any Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security given by any member of the Group other than any permitted under paragraphs (i) to (ix) above) does not exceed EUR 5,000,000 its equivalent in another currency or currencies).

24.4	Disposals

(a)
No Obligor shall (and each Obligor shall ensure that none of its Subsidiaries will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)	which is made on arm's length terms and for fair market value in the ordinary course of trading or business of the disposing entity;

(ii)	of assets which are obsolete;

(iii)	which is made from any Obligor to another Obligor;

(iv)
which is made from any Obligor to a wholly-owned subsidiary being a member of the Group which is not an Obligor, provided that the fair market value of the assets to be disposed of does not, when aggregated with the fair market value of all other assets disposed of pursuant to this paragraph (b)(iv) exceed EUR 5,000,000 (or its equivalent in any other currency or currencies);

(v)	of assets in exchange for other assets comparable or superior as to type, value and quality;

(vi)	which is a Permitted Affiliate Transaction;

(vii)
made in connection with the granting of a non-exclusive licence to use any Intellectual Property owned by members of the Group provided that any such licences do not prohibit any of the member of the Group from using any Intellectual Property which is material to its business;

(viii)	made with the prior written consent of the Majority Lenders;

(ix)
of non-core assets which is made on arm's length terms and for fair market value provided that the consideration receivable (when aggregated with the consideration receivable for any other sale, lease, transfer or other disposal, other than any permitted under paragraphs (i) to (viii) above) does not exceed EUR 5,000,000 (or its equivalent in another currency or currencies) in any financial year;

(x)
of cash other than by way of a payment to any member of the Group which is not an Obligor as equity payment, it being understood, however, that payments to Unterstützungskasse Kronos Titan GmbH up to an aggregate amount of EUR 1,000,000 (or its equivalent in another currency or currencies) shall be permitted, and provided that such disposal is not otherwise prohibited by this Agreement; or

(xi)	of Cash Equivalent Investments on arms' length terms.

24.5	Disposals of Plant

No Obligor shall sell, lease, transfer or otherwise dispose of its respective manufacturing plant at Langerbrugge, Leverkusen, Nordenham and Frederikstad to any other Obligor unless it has received the prior written consent of the Majority Lenders.

24.6	Indebtedness

Each Obligor shall ensure that neither it nor any of its Subsidiaries shall incur or permit to subsist any Financial Indebtedness other than Permitted Financial Indebtedness.

24.7	Merger

No Obligor shall (and each Obligor shall ensure that none of its Subsidiaries will) enter into any amalgamation, demerger, merger or corporate reconstruction other than (a) a solvent reorganisation between members of the Group (other than any Obligor) and (b) a solvent reorganisation between members of the Group and a Borrower provided that the Borrower is the surviving entity.

24.8	Change of business

The Obligors shall procure that no substantial change is made to the general nature of the business of any of the Borrowers or the Group from that carried on at the date of this Agreement and that there shall be no cessation of any substantial part of such business.

24.9	Insurance

Each Obligor shall (and each Obligor shall ensure that each of its Subsidiaries will) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

24.10	Environmental compliance

Each Obligor (and each Obligor shall ensure that each of its Subsidiaries will) comply in all material respects with all Environmental Laws and obtain and maintain any Environmental Permits and take all reasonable steps in anticipation of known or expected future changes to or obligations under the same where failure to do so would reasonably be expected to have a Material Adverse Effect.

24.11	Environmental Claims

The Obligors shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of the same:

(a)	if any Environmental Claim has been commenced or is threatened in writing against any member of the Group; or

(b)	of any facts or circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group,

where the claim would be reasonably likely, if determined against that member of the Group, to have a Material Adverse Effect.

24.12	Acquisition

No Obligor shall (and each Obligor shall ensure that none of its Subsidiaries will):

(a)
purchase, subscribe for or otherwise acquire any shares (or other securities (but excluding Cash Equivalent Investments) or interests) in, or incorporate, any other company, including any additional shares or other interests in any member of the Group who is not an Obligor but excluding Unterstützungskasse Kronos Titan GmbH or agree to do any of the foregoing; or

(b)	purchase or otherwise acquire all or substantially all of the assets of a company or a business unit or agree to do so; or

(c)	form, or enter into, any partnership, consortium, joint venture or other like arrangement or agree to do so,

in each case other than: (i) any such investment made between two or more Obligors, or (ii) if the aggregate amount of any such investments made by members of the Group would not exceed EUR 5,000,000 (or its equivalent in another currency or currencies, as measured at the time of such investment).

This Clause 24.12 does not apply to any acquisitions resulting from settlements or compromises of accounts receivable or trade payables, acquisitions in securities of trade creditors or customers received pursuant to any plan of reorganisation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlements of delinquent obligations of such trade creditors or customers, in each case in the ordinary course of business and provided that the aggregate face value of accounts receivables and/or trade payables and/or delinquent obligations shall in aggregate not exceed EUR 5,000,000 (or its equivalent in another currency or currencies).

24.13	Pari passu

Each Obligor shall ensure that at all times the claims of the Finance Parties against it under the Finance Documents rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors save those whose claims are preferred solely by any bankruptcy, insolvency, liquidation or other similar laws of general application.

24.14	Loans and Guarantees

No Obligor shall (and each Obligor shall ensure that none of its Subsidiaries will) make any loans or grant any credit (in each case of the type described in paragraphs (a), (c) and (f) of the definition of Financial Indebtedness) or give any guarantee or indemnity to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person other than (i) Permitted Loans and Guarantees and (ii) any loan, credit, guarantee, indemnity or assumption of such liability in respect of any member of the Kronos Group.

24.15	Transactions with members of the Kronos Group

No Obligor shall (and each Obligor shall ensure that none of its Subsidiaries will) enter into any transaction with a member of the Kronos Group unless (i) such transaction is a Permitted Affiliate Transaction, (ii) such transaction is concluded on arm's length terms and for fair market value or on terms more favourable to the members of the Group or (iii) such transaction is expressly permitted by (x) Clause 24.6 (Indebtedness) as it constitutes Permitted Financial Indebtedness under paragraphs (c) and (h) of the definition of Permitted Financial Indebtedness under Clause 1.1 (Definitions) or (y) Clause 24.14 (Loans and Guarantees) of this Agreement, provided that in each case and with respect to the payment of cash, such payment will not, whether directly or indirectly, result in the occurrence of a Default.

24.16	Profit and loss transfer agreements

No Obligor shall (and each Obligor shall ensure that none of its Subsidiaries will) enter into a profit and loss transfer agreement (Ergebnis abführungsvertrag), any partnership agreements (stille Beteiligungen), any other intercompany agreement (Unternehmensvertrag) or any other similar arrangement resulting in any person not being a member of the Group being entitled to share in the profits of any member of the Group or being entitled to exercise control over any member of the Group provided that the German Borrower shall be permitted to operate a profit and loss transfer agreement with the Parent for the purpose of sharing Taxes (the "Permitted Profit and Loss Transfer Agreement") in accordance with the terms of the Subordination Agreement.

24.17	Intellectual Property

Each Obligor shall (and the Obligors shall ensure that each of its Subsidiaries will):

(a)
observe and comply with all material obligations and laws to which it in its capacity as registered proprietor, beneficial owner, user, licensor or licensee of the Intellectual Property required to conduct its business or any part of it is subject where failure to do so would reasonably be expected to have a Material Adverse Effect;

(b)
do all acts as are necessary to maintain, protect and safeguard such Intellectual Property where failure to do so would reasonably be expected to have a Material Adverse Effect and not discontinue the use of any of such Intellectual Property nor allow it to be used in such a way that it is put at risk by becoming generic or by being identified as disreputable if in each case to do so would reasonably be expected to have a Material Adverse Effect; and

(c)
(save where a licence is granted to terminate or prevent litigation) not after the date of this Agreement grant any licence to any person to use the Intellectual Property required to conduct the business of any member of the Group if to do so would reasonably be expected to have a Material Adverse Effect.

24.18	Compliance with Material Contracts

Each Obligor shall (and each Obligor shall ensure that each of its Subsidiaries will):

(a)
comply in all material respects with its obligations under each Material Contract to which it is party and take all action necessary to ensure the continued validity and enforceability of its rights thereunder;

(b)	not amend, vary, novate or supplement any such Material Contract in any material respect;

(c)	not terminate, revoke, transfer, assign or otherwise dispose of its rights and obligations under any such Material Contract during the term of this Agreement,

if such non-compliance, failure to take action, amendment, variation, novation, supplement, termination, revocation, transfer, assignment or other disposal, as the case may be, would be reasonably expected to have a Material Adverse Effect.

24.19	Application of FATCA

Each Borrower shall ensure that no Obligor shall become a FATCA FFI or a US Tax Obligor.

25.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 25 is an Event of Default.

25.1	Non-payment

An Obligor does not pay on the due date any amount due and payable pursuant to a Finance Document to which it is a party at the place at and in the currency in which it is expressed to be payable unless:

(a)	in the case of principal or interest due under a Finance Document, its failure to pay is caused by administrative or technical error and payment is made within 3 Business Days of its due date; and

(b)
in the case of any amount due under a Finance Document other than principal or interest, payment is made within 3 Business Days after written notice of such non-payment has been given to the German Borrower.

25.2	Financial covenants

Any requirement of Clause 23 (Financial covenants) is not satisfied.

25.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents to which it is a party (other than those referred to in Clause 25.1 (Non-payment) and Clause 25.2 (Financial covenants)).

(b)	No Event of Default under paragraph (a) above will occur if such breach is capable of remedy and is remedied within thirty (30) days.

25.4	Misrepresentation

(a)
Any representation or statement made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made.

(b)	No Event of Default under paragraph (a) above will occur if such misrepresentation is capable of remedy and is remedied within 15 Business Days.

25.5	Cross default

(a)	Any Financial Indebtedness of the Kronos Group or any member of the Group is not paid at maturity, whether by acceleration or otherwise.

(b)
Any Financial Indebtedness of the Kronos Group or any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)
Any commitment for any Financial Indebtedness of the Kronos Group or any member of the Group is cancelled or suspended by a creditor of the Parent or any member of the Group as a result of an event of default (however described).

(d)
Any creditor of the Parent or any member of the Group becomes entitled to declare any Financial Indebtedness of the Kronos Group or any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)
No Event of Default will occur under this Clause 25.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than EUR 5,000,000 (or its equivalent in any other currency or currencies).

25.6	Insolvency

(a)
Any Obligor, Material Subsidiary or the Parent is unable or admits inability to pay its debts which have fallen due or its debts which will fall due in the future, suspends making payments on any of its debts or, in the case of the German Borrower or any Material Subsidiary whose jurisdiction of incorporation is Germany, is overindebted (Überschuldung).

(b)	A moratorium is declared in respect of any indebtedness of any Obligor, Material Subsidiary or the Parent in excess of EUR 5,000,000.

25.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)
the suspension of payments, the opening of insolvency proceedings, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor, Material Subsidiary or the Parent other than a solvent liquidation or reorganisation of any member of the Group which is not an Obligor;

(b)	a composition, assignment or arrangement with any creditor involving indebtedness in excess of EUR 5,000,000 of any Obligor, Material Subsidiary or the Parent;

(c)
the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor permitted under this Agreement), receiver, administrator including an insolvency administrator, administrative receiver, compulsory manager or other similar officer in respect of any Obligor, Material Subsidiary or the Parent or any of its assets where such asset have an aggregated fair market value in excess of EUR 5,000,000; or

(d)	enforcement of any Security over any assets of any Obligor, Material Subsidiary or the Parent where such assets have an aggregated fair market value in excess of EUR 5,000,000,

or any analogous procedure or step is taken in any jurisdiction.

25.8	Creditors' process

Any expropriation, attachment, sequestration, distress, enforcement or execution affects any asset or assets of the Parent, any Obligor or any Material Subsidiary having an aggregate value of EUR 5,000,000 and is not discharged within 45 days.

25.9	Ownership of the Obligors

An Obligor is not or ceases to be a Subsidiary of the Parent.

25.10	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents if the effect thereof would reasonably be expected to have a Material Adverse Effect.

25.11	Transaction Security

(a)
Any Obligor fails duly to perform or comply with any of the obligations assumed by it in the Security Documents, provided that no Event of Default under this paragraph (a) will occur if such breach is capable of remedy and is remedied within fifteen (15) Business Days after written notice of such breach has been given to the German Borrower by the Agent or the relevant Obligor, as the case may be, has obtained actual knowledge of such breach, whichever is the earlier.

(b)
At any time of the Transaction Security is or becomes unlawful or is not, or ceases to be legal, valid, binding or enforceable or otherwise ceases to be effective if the effect thereof would reasonably be expected to have a Material Adverse Effect.

25.12	Repudiation

An Obligor repudiates a Finance Document or any of the Transaction Security or evidences an intention to repudiate a Finance Document or any of the Transaction Security.

25.13	Material Contracts

Any Material Contract is not or ceases to be in full force and effect if this would reasonably be expected to have a Material Adverse Effect.

25.14	Kronos Worldwide Facility

The final maturity date of the Kronos Worldwide Facility is changed to a date which is prior to the date falling six months after the Termination Date. Notwithstanding the foregoing, the complete prepayment of all amounts borrowed under the Kronos Wordwide Facility pursuant to the terms of the Kronos Worldwide Facility as of a date which is prior to the date falling six months after the Termination Date shall not be deemed to be a change in the final maturity date of the Kronos Worldwide Facility.

25.15	Material adverse change

There occurs a material adverse change in the business, assets or financial condition of any of the German Borrower, the Belgian Borrower or of the Group taken as a whole.

25.16	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrowers:

(a)	cancel the Total Commitments and/or Ancillary Commitments whereupon they shall immediately be cancelled;

(b)
declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(d)
declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(e)
declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

(f)	exercise, or direct the Security Agent to exercise, any or all of its rights, remedies, powers or discretions under any of the Finance Documents.

SECTION 9
CHANGES TO PARTIES

26.	CHANGES TO THE LENDERS

26.1	Assignments and transfers by the Lenders

(a)	Subject to this Clause 26, a Lender (the "Existing Lender") may:

(i)	assign (Abtretung) any of its rights; or

(ii)	transfer by way of assignment and assumption of debt (Vertragsübernahme) any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender").

26.2	Conditions of assignment or transfer

(a)
Any such assignment or transfer shall be in a minimum amount of EUR 4,000,000 except in the case of an assignment or transfer which has the effect of reducing the participation of the relevant Lender to zero.

(b)
The consent of the German Borrower is required for an assignment or transfer by a Lender, unless the assignment or transfer is to another Lender or an Affiliate of a Lender or unless a Default has occurred which is continuing.

(c)
The consent of the German Borrower to an assignment or transfer must not be unreasonably withheld or delayed.  The German Borrower will be deemed to have given its consent five Business Days after the Lender has requested it unless consent is expressly refused by the German Borrower within that time.

(d)	An assignment will only be effective on:

(i)
receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Lender;

(ii)
performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(e)	A transfer will only be effective if the procedure set out in Clause 26.5 (Procedure for transfer) is complied with.

(f)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)
as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 15 (Tax gross-up and indemnities) or Clause 16 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred, provided that this paragraph (f) shall not apply to the extent that the payment under Clause 15 (Tax gross-up and indemnities) relates to a FATCA Deduction.

26.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of EUR 3,500.

26.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 26; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

26.5	Procedure for transfer

(a)
Subject to the conditions set out in Clause  26.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender.  The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)
The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by assignment and assumption its rights (the "Transferred Rights") and obligations (the "Transferred Obligations") under the Finance Documents and in respect of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security;

(ii)
the Transferred Rights of the Existing Lender shall be transferred to the New Lender and the Transferred Obligations of the Existing Lender shall be assumed by the New Lender so that each of the Obligors and the New Lender shall have those obligations and/ or rights towards one another;

(iii)
the Agent, the Mandated Lead Arranger, the Security Agent, the New Lender, the other Lenders shall have the same rights and the same obligations between themselves and in respect of the Transaction Security as they would have had, had the New Lender been an Original Lender with the rights and/or obligations transferred to or assumed by it as a result of the transfer and to that extent the Agent, the Mandated Lead Arranger, the Existing Lender shall each be released from further obligations to each other under this Agreement; and

(iv)	the New Lender shall become a Party as a "Lender".

For the avoidance of doubt it is hereby agreed that the benefit of the guarantees and indemnities granted pursuant to Clause 20 (Guarantee and Indemnity) and the benefit of each of the Security Documents shall be transferred to the New Lender following a transfer pursuant to this Clause 26.

26.6	Security over Lenders' rights

In addition to the other rights provided to Lenders under this Clause 26, each Lender may without consulting with or obtaining consent from any Obligor, at any time assign, charge, pledge or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any assignment, charge, pledge or other Security to secure obligations to a federal reserve or central bank; and

(b)
in the case of any Lender which is a fund, any assignment, charge, pledge or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such assignment, charge, pledge or Security shall:

(i)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant assignment, charge, pledge or Security for the Lender as a party to any of the Finance Documents; or

(ii)
require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

The European Central Bank or any member of the European system of central banks to whom all or part of a Lender's rights or interest under this Agreement may have been assigned or pledged as Security as well as any third party to whom the rights or interests have been assigned in the case of an enforcement of such Security shall not be subject to the limitations on assignments and transfers provided for under this Agreement, including Clause 26.3 (Assignment or transfer fee) and Clause 38 (Confidentiality).

27.	CHANGES TO THE OBLIGORS

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

SECTION 10
THE FINANCE PARTIES

28.	ROLE OF THE AGENT, THE SECURITY AGENT AND THE MANDATED LEAD ARRANGER

28.1	Appointment of the Agent and the Security Agent

(a)
Each other Finance Party appoints the Agent to act as its agent and the Security Agent to act as its trustee and administrator under and in connection with the Finance Documents (provided that, in the case of any Transaction Security which is accessory in nature and which is granted pursuant to any Security Document which is governed by German law, the Security Agent shall act as administrator only).

(b)
Each other Finance Party authorises the Agent and the Security Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent and the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions. The Agent and the Security Agent shall be released from the restrictions set out in section 181 of the German Civil Code. The Agent and the Security Agent can grant substitute power of attorney and release any sub-agents from the restrictions set out in section 181 of the German Civil Code and revoke such power of attorney.

28.2	Definitions: For the purposes of Section 10 (The Finance Parties):

 "Agent's and Security Agent's Liabilities" means all liabilities (including any liability in respect of tax), to which the Agent, the Security Agent or any person appointed by any of them under any Finance Document becomes subject by reason of it acting as agent or holding the Transaction Security under the Finance Document;

 "German Security" means any security assumed and accepted by or through the Security Agent or the Finance Parties, as the case may be, pursuant to any Security Document governed by German law and held or administered by the Security Agent on behalf of or in trust for the Finance Parties hereunder and any addition or replacement or substitution thereof.

28.3	Administering of Transaction Security:

The Security Agent shall hold and administer the Transaction Security.  Each Lender hereby authorises the Security Agent to accept as its representative (Stellvertreter) any security created in favour of such Lender.

28.4	Administration of German Security

The Security Agent shall in relation to the German Security

(a)
hold and administer any German Security which is security assigned (Sicherungseigentum/Sicherungsabtretung) or otherwise transferred under a non-accessory security right (nicht akzessorische Sicherheit) to it as trustee (Treuhänder) for the benefit of the Secured Parties;

(b)	administer any German Security which is pledged (Verpfändung) or otherwise transferred to a Secured Party under an accessory security right (akzessorische Sicherheit) as agent.

28.5	Acts of Agent and Security Agent:

In additional to Clause 28.3 (Administering of Transaction Security):

(a)
each of the Security Agent and the Agent shall be at liberty to place any Finance Document and any other documents delivered to it in connection therewith in any safe or receptacle or with any bank, any company whose business includes undertaking the safe custody of documents or any firm of lawyers of good repute and shall not be responsible for any loss thereby incurred;

(b)
the Security Agent, whenever it thinks fit, may delegate by power of attorney or otherwise to any person or persons all or any of the rights, trusts, powers, authorities and discretions vested in it by a Finance Document and such delegation may be made upon such terms and subject to such conditions and subject to such regulations as the Security Agent may think fit;

(c)	each of the Security Agent and the Agent may refrain from doing or do anything which would or might in its opinion be contrary to or necessary to comply with any relevant law of any jurisdiction;

(d)
each of the Security Agent and the Agent and every attorney, agent or other person appointed by it under any Finance Document may indemnify itself or himself out of the Charged Property against all the Agent's and Security Agent's Liabilities, subject to the provisions of the Security Document; and

(e)
the Security Agent shall have the rights to, but shall not be under any obligation to, insure any of the Charged Property and shall not be responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy or insufficiency of any such insurance.

28.6	Parallel Debt

(a)
Each of the Obligors hereby agrees and covenants with the Security Agent by way of an abstract acknowledgement of debt (abstraktes Schuldanerkenntnis) that each of them shall pay to the Security Agent sums equal to, and in the currency of, any sums owing by it to a Secured Party (other than the Security Agent) under any Finance Document (the "Principal Obligations") as and when the same fall due for payment under the relevant Finance Document (the "Parallel Obligations").

(b)
The Security Agent shall have its own independent right to demand payment of the Parallel Obligations by the Obligors. The rights of the Secured Parties to receive payment of the Principal Obligations are several from the rights of the Security Agent to receive the Parallel Obligations.

(c)
The payment by an Obligor of its Parallel Obligations to the Security Agent in accordance with this Clause 28.6 shall be a good discharge of the corresponding Principal Obligations and the payment by an Obligor of its corresponding Principal Obligations in accordance with the provisions of the Finance Documents shall be a good discharge of the relevant Parallel Obligations.

(d)	Despite the foregoing, any such payment shall be made to the Agent, unless the Agent directs such payment to be made to the Security Agent.

28.7	Duties of the Agent and the Security Agent

(a)	The Agent and the Security Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent or the Security Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)
If the Agent or the Security Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)
If the Agent or the Security Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Mandated Lead Arranger or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Agent's and the Security Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

28.8	Role of the Mandated Lead Arranger

Except as specifically provided in the Finance Documents, the Mandated Lead Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

28.9	No fiduciary duties

(a)
Except where a Finance Document specifically provides otherwise, nothing in this Agreement constitutes the Agent, the Security Agent or the Mandated Lead Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Agent, the Security Agent nor the Mandated Lead Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

28.10	Business with the Group

The Agent, the Security Agent and the Mandated Lead Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

28.11	Rights and discretions of the Agent and the Security Agent

(a)	The Agent and the Security Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent and the Security Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 25.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the German Borrower (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent and the Security Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent and the Security Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)
Without prejudice to the generality of paragraph (e) above, the Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the German Borrower and shall, as soon as reasonably practicable, disclose the same upon the written request of the German Borrower or the Majority Lenders.

(g)
The Security Agent may, upon a disposal of any property the subject of the Security Document by any receiver, or by any of the Obligors or where the Security Agent has consented to the disposal, to any third party, release such property from the Security Document.

(h)
Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Mandated Lead Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty or duty of confidentiality.

28.12	Majority Lenders' instructions

(a)
Unless a contrary indication appears in a Finance Document, the Agent and the Security Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent or Security Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent or Security Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)
The Agent and the Security Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) (i) if in the reasonable opinion of the Agent or the Security Agent, as the case may be, such instructions are contrary to applicable law or (ii) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)
In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent and the Security Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)
The Agent and the Security Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.

28.13	Responsibility for documentation

None of the Agent, the Mandated Lead Arranger and the Security Agent or any Ancillary Lender:

(a)
is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Mandated Lead Arranger, the Security Agent, an Ancillary Lender, an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents; or

(b)
is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security.

28.14	Exclusion of liability

(a)
Without limiting paragraph (b) below, neither the Agent, the Security Agent, or any Ancillary Lender will be liable for any action taken by it under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct.

(b)
No Party (other than the Agent, the Security Agent or any Ancillary Lender as applicable) may take any proceedings against any officer, employee or agent of the Agent, or any Ancillary Lender or the Security Agent in respect of any claim it might have against the Agent, the Security Agent or any Ancillary Lender, in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent, the Security Agent or any Ancillary Lender may rely on this Clause.

(c)
Neither the Agent nor the Security Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent or the Security Agent if the Agent or the Security Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent or the Security Agent for that purpose.

(d)
Nothing in this Agreement shall oblige the Agent or the Security Agent to carry out any "know your customer" or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Security Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Security Agent.

28.15	Lenders' indemnity to the Agent and the Security Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify each of the Agent and the Security Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent or the Security Agent (otherwise than by reason of the Agent's or the Security Agent's gross negligence or wilful misconduct) in acting as Agent or as Security Agent under the Finance Documents (unless the Agent or the Security Agent has been reimbursed by an Obligor pursuant to a Finance Document).

28.16	Resignation of the Agent and the Security Agent

(a)
The Agent and the Security Agent may resign and appoint one of its Affiliates acting through an office in one of the Participating Member States as successor by giving notice to the other Finance Parties and the Borrowers.

(b)
Alternatively the Agent and the Security Agent may resign by giving notice to the other Finance Parties and the Borrowers, in which case the Majority Lenders (after consultation with the German Borrower) may appoint a successor Agent or Security Agent.

(c)
If the Majority Lenders have not appointed a successor Agent or Security Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent or the Security Agent (after consultation with the German Borrower) may appoint a successor Agent or Security Agent (acting through an office in one of the Participating Member States).

(d)
The retiring Agent or Security Agent shall, at its own cost, make available to the successor Agent or Security Agent such documents and records and provide such assistance as the successor Agent or the Security Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent's or the Security Agent's resignation notice shall only take effect upon the appointment of a successor.

(f)
Upon the appointment of a successor, the retiring Agent or the Security Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 28.  Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)
After consultation with the German Borrower, the Majority Lenders may, by notice to the Agent or the Security Agent, require it to resign in accordance with paragraph (b) above.  In this event, the Agent or the Security Agent shall resign in accordance with paragraph (b) above.

(h)
The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)
the Agent fails to respond to a request under Clause 15.13 (FATCA Information) and the German Borrower or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)
the information supplied by the Agent pursuant to Clause 15.13 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the German Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the German Borrower or a Lender believes that a Party may be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and German Borrower or that Lender, by notice to the Agent, requires it to resign.

28.17	Confidentiality

(a)
In acting as agent for the Finance Parties or as security agent for the Secured Parties, as the case may be, the Agent and the Security Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)
If information is received by another division or department of the Agent or the Security Agent, it may be treated as confidential to that division or department and neither the Agent nor the Security Agent shall not be deemed to have notice of it.

28.18	Relationship with the Lenders

(a)
The Agent and the Security Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formulae).

(c)
Each Secured Party shall supply the Agent with any information that the Security Agent may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Agent to perform its functions as security agent.  Each Lender shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent

28.19	Credit appraisal by the Secured Parties

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Secured Party confirms to the Agent, the Mandated Lead Arranger and the Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)
whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)
the adequacy, accuracy and/or completeness of any information provided by the Agent, the Security Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)
the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

28.20	Application of proceeds

To the extent that the Agent or the Security Agent receives monies pursuant to or as a result of any breach of any Finance Document to be applied in discharging any obligation (whether actual or contingent, present or future) of any Obligor under any Finance Document, such monies shall be applied in the order set out in Clause 31.5 (Partial Payments).

28.21	Release of Transaction Security

If the Security Agent, with the approval of the Majority Lenders, shall determine that all obligations the discharge of which is secured by the Security Documents have been full and finally discharged and none of the Lenders is under any commitment, obligation or liability (whether actual or contingent) to make advances or provide other financial accommodation to the Borrowers under this Agreement the Security Agent shall release all of the security then held by it, whereupon each of the Security Agent, the Agent, the Mandated Lead Arranger, the Lenders and the Obligors shall be released from its obligations hereunder or under the other Finance Documents (save for those which arose prior to such winding-up) shall be released from its obligations under the Finance Documents.

28.22	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (with the approval of the German Borrower which approval shall not be unreasonably withheld or delayed) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

28.23	Agent's Management Time

Any amount payable to the Agent under Clause 17.3 (Indemnity to the Agent), Clause 19 (Costs and expenses) and Clause 28.15 (Lenders' indemnity to the Agent and the Security Agent) shall include the cost of utilising the Agent's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the German Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 14 (Fees) unless agreed otherwise between the German Borrower and the Agent.

28.24	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

29.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

Subject to the provisions of Clause 18 (Mitigation by the Lenders) no provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

30.	SHARING AMONG THE FINANCE PARTIES

30.1	Payments to Finance Parties

If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from an Obligor other than in accordance with Clause 31 (Payment mechanics) or Clause 28.20 (Application of proceeds) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 31 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 31.5 (Partial payments).

30.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 31.5 (Partial payments).

30.3	Recovering Finance Party's rights

The Recovering Finance Party will be assigned the claims (or the part thereof) to which the Sharing Payment is allocated (and the relevant Obligor shall be liable to the Recovering Finance Party in an amount equal to the Sharing Payment).

30.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)
each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 30.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the  Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)
such Recovering Finance Party's rights to an assignment in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing party for the amount so reimbursed and such Recovering Finance Party shall re-assign to the relevant Finance Party any amount assigned to it by such Finance Party pursuant to Clause 30.3 (Recovering Finance Party's rights).

30.5	Exceptions

(a)
This Clause 30 (Sharing among the Finance Parties) shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

30.6	Ancillary Lenders

(a)	This Clause 30 shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Lender at any time prior to service of notice under Clause 25.16 (Acceleration).

(b)	Following service of notice under Clause 25.16 (Acceleration), this Clause 30 shall apply to all receipts or recoveries by Ancillary Lenders.

SECTION 11
ADMINISTRATION

31.	PAYMENT MECHANICS

31.1	Payments to the Agent

(a)
On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, excluding a payment under the terms of an Ancillary Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)
Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

31.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 31.3 (Distributions to an Obligor) and Clause 31.4 (Clawback) and Clause 28.24 (Deduction from amounts payable by the Agent) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

31.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 32 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

31.4	Clawback

(a)
Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)
If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

31.5	Partial payments

(a)
If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Security Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under the Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under the Finance Documents; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

31.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

31.7	Business Days

(a)
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

31.8	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

31.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the German Borrower); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the German Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

32.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

33.	NOTICES

33.1	Communications in writing

(a)	Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or telex.

(b)
Any document to be delivered pursuant to Clause 4.1 (Initial conditions precedent) shall be delivered in original form or a certified copy, certified as a true and up-to-date copy by an authorised signatory.

(c)	Any Utilisation Request shall be confirmed by letter, although failure to do so shall not invalidate the original request.

33.2	Addresses

The address, fax number and telex number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of each Obligor, that identified with its name below;

(b)	in the case of each Lender and each Ancillary Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent and the Security Agent, that identified with its name below,

or any substitute address, fax number, telex number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.

33.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

(iii)	if by way of telex, when despatched, but only if, at the time of transmission, the correct answerback appears at the start and at the end of the sender's copy of the notice;

and, if a particular department or officer is specified as part of its address details provided under Clause 33.2 (Addresses), if addressed to that department or officer.

(b)
Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or the Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's or the Security Agent's signature below (or any substitute department or officer as the Agent shall specify in writing for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the German Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

(e)	All notices to a Lender or an Ancillary Lender from the Security Agent shall be sent through the Agent.

33.4	Notification of address, fax number and telex number

Promptly upon receipt of notification of an address, fax number and telex number or change of address, fax number or telex number pursuant to Clause 33.2 (Addresses) or changing its own address, fax number or telex number, the Agent shall notify the other Parties.

33.5	Electronic communication

(a)
Any communication to be made between the Agent or the Security Agent and a Lender or an Ancillary Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent, the Security Agent, the Ancillary Lender and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)
Any electronic communication made between the Agent or the Security Agent and a Lender or an Ancillary Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender or an Ancillary Lender to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or the Security Agent shall specify for this purpose.

33.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)
if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

34.	CALCULATIONS AND CERTIFICATES

34.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

34.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document shall contain reasonable details of the relevant calculation and is, in the absence of manifest error, prima facie evidence of the matters to which it relates.

34.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

35.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

36.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Secured Party or the Mandated Lead Arranger, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

37.	AMENDMENTS AND WAIVERS

37.1	Required consents

(a)
Subject to Clause 37.2 (Exceptions) and Clause 28.21 (Release of Transaction Security) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent, or in respect of the Security Documents the Security Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

37.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of "Majority Lenders" in Clause 1.1 (Definitions);

(ii)	the definition of "Availability Period";

(iii)	an extension to the date of payment of any amount of principal, interest, fees or commission under the Finance Documents;

(iv)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(v)	an increase in or an extension of any Commitment;

(vi)	a change to the Borrowers or Guarantors;

(vii)	any provision which expressly requires the consent of all the Lenders;

(viii)	Clause 2.3 (Finance Parties' rights and obligations), Clause 20 (Guarantee and indemnity), Clause 26 (Changes to the Lenders) or this Clause 37 (Amendments And Waivers);

(ix)	the nature or scope of the Charged Property or the manner in which the proceeds of enforcement of the Transaction Security are distributed,

shall not be made without the prior consent of all the Lenders.

(b)
An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent, the Mandated Lead Arranger or an Ancillary Lender may not be effected without the consent of the Agent, the Security Agent, the Mandated Lead Arranger or the Ancillary Lender.

37.3	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining:

(i)	the Majority Lenders; or

(ii)	whether:

(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the Facility; or

(B)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents,

that Defaulting Lender's Commitments under the Facility will be reduced by the amount of its Available Commitments and, to the extent that that reduction results in that Defaulting Lender's Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

(b)	For the purposes of this Clause37.3, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a) or (b) of the definition of "Defaulting Lender" has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

37.4	Excluded Commitments

If any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within five Business Days (unless the German Borrower and the Agent agree to a longer time period in relation to any request) of that request being made:

(a)
its Commitment shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(b)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

37.5	Replacement of a Defaulting Lender

(a)	The German Borrower may, at any time a Lender has become and continues to be a Defaulting Lender, by giving five Business Days' prior written notice to the Agent and such Lender:

(i)
replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 26 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)
require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 26 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of the Lender; or

(iii)	require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 26 (Changes to the Lenders) all of its rights and obligations in respect of the Facility, to a Lender or other bank, financial institution, trust, fund or other entity (a "Replacement Lender") selected by the German Borrower, which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender in accordance with Clause 26 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer which is either:

(A)
in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Loans and all accrued interest Break Costs and other amounts payable in relation thereto under the Finance Documents; or

(B)	in an amount agreed between that Defaulting Lender, the Replacement Lender and the German Borrower and which does not exceed the amount described in paragraph (A) above.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:

(i)	the Borrowers shall have no right to replace the Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Borrowers to find a Replacement Lender;

(iii)	the transfer must take place no later than 15 Business Days after the notice referred to in paragraph (a) above;

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

(v)
the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

The Defaulting Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the German Borrower when it is satisfied that it has complied with those checks.

38.	CONFIDENTIALITY

38.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 38.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

38.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)
to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors and partners such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person's Affiliates and professional advisers;

(ii)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates and professional advisers;

(iii)
appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (ii) above;

(v)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 26.6 (Security over Lenders' rights);

(viii)	who is a Party; or

(ix)	with the consent of the German Borrower;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)
in relation to paragraphs (b)(i), (ii) or (iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)
in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)
in relation to paragraphs (b)(v), (vi) or (vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and

(c)
to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the German Borrower and the relevant Finance Party.

38.3	Entire agreement

This Clause 38 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

38.4	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

38.5	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the German Borrower:

(a)
of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 38.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 38(Confidentiality).

38.6	Continuing obligations

The obligations in this Clause 38 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

SECTION 12
GOVERNING LAW AND ENFORCEMENT

39.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by the laws of the Federal Republic of Germany.

40.	ENFORCEMENT

40.1	Jurisdiction of German courts

(a)
The courts of Frankfurt am Main have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a "Dispute").

(b)	The Parties agree that the courts of Frankfurt am Main are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)
This Clause 40.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

40.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor:

(a)	irrevocably appoints the German Borrower as its agent for service of process in relation to any proceedings before the German courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
THE ORIGINAL LENDERS

PART I

Name of Original Lender	Commitment
Deutsche Bank Luxembourg S.A.	EUR 14,000,000.00
Commerzbank Aktiengesellschaft, Filiale Köln	EUR 14,000,000.00
Den norske Bank ASA, Filiale Deutschland	EUR 14,000,000.00
Dexia Bank Belgium NV/SA	EUR 14,000,000.00
KBC Bank NV	EUR 14,000,000.00
Dresdner Bank AG in Köln	EUR 10,000,000.00
EUR 80,000,000.00

PART II

Name of Current Lender	Commitment
Deutsche Bank Luxembourg S.A.	EUR 40,000,000
DNB Bank ASA	EUR 40,000,000
KBC Bank N.V.	EUR 40,000,000
Total	EUR 120,000,000

SCHEDULE 2
CONDITIONS PRECEDENT

1.	Corporate documents

(a)	A copy of the constitutional documents of each Obligor.

(b)	A copy of a resolution of the board of directors or the shareholders of each Obligor (as applicable):

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)
A copy of a resolution signed by all the holders of the issued shares in each Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Guarantor is a party provided that the resolution signed by all the holders of the issued shares in the Belgian Guarantor shall be limited to the provisions to be approved pursuant to article 556 of the Belgian Companies Code.

(e)
A certificate of each Obligor (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on such Obligor to be exceeded.

(f)
A certificate of an authorised signatory of the relevant Obligor certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Accounts and Reports

(a)	The Original Financial Statements of each Obligor.

(b)	The Structure Chart

3.	Other financing documents

(a)
Evidence that the Senior Notes have been issued and that provision has been made for the net proceeds of such notes to be used, inter alia, for the redemption by an Affiliate of the Parent of its outstanding 11.75 per cent. notes with the effect that, following such redemption, the second-tier mirror note of the Parent will be deemed repaid in full.

(b)	Evidence that all existing Financial Indebtedness of the Group (other than Permitted Financial Indebtedness) has been or will be repaid prior to or upon the first Utilisation Date.

(c)
Evidence that all cash management systems which were provided by or through the Parent on behalf of the members of Group have been terminated and that any new cash management systems which are required in respect of the members of the Group are now provided by or through the German Borrower.

4.	Security and priority documents

(a)	The duly executed Security Documents granting, evidencing or pursuant to which the Transaction Security will be granted, including:

(i)
global assignment agreements or the equivalent thereto relating to trade and intra-group receivables by the German Borrower, the Belgian Borrower and the Norwegian Borrowers which assignment agreements shall in the case of the German Borrower and the Belgian Borrower secure the obligations of each of the Obligors and shall in the case of the Norwegian Borrowers secure (i) the obligations of the two Norwegian Borrowers and (ii) the obligations of those Obligors other than the Norwegian Borrowers but only to the extent which is permitted under the Companies Act 1997 Section 8-7;

(ii)
security transfer agreements or the equivalent thereto relating to stock in trade by the German Borrower, the Belgian Borrower and the Norwegian Borrowers which security transfer agreements shall in the case of the German Borrower and the Belgian Borrower secure the obligations of each of the Obligors and shall in the case of the Norwegian Borrower secure (i) the obligations of the two Norwegian Borrowers and (ii) the obligations of those Obligors other than the Norwegian Borrowers but only to the extent which is permitted under the Companies Act 1997 Section 8-7;

(iii)	a pledge agreement or the equivalent thereto in respect of all of the shares in the Norwegian Guarantor held by Kronos Denmark from time to time; and

(b)	A duly executed copy of the Subordination Agreement in respect of the liabilities of the German Borrower to the Parent under a promissory note and any other Intra-Group Loan.

5.	Legal opinions

(a)
A legal opinion of Clifford Chance Pünder, legal advisers to the Mandated Lead Arranger and the Agent in Germany, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)
A legal opinion of Bugge, Arentz-Hansen & Rasmussen, advisers to the Mandated Lead Arranger and the Agent in Norway, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(c)
A legal opinion of Clifford Chance Pünder, advisers to the Mandated Lead Arranger and the Agent in Belgium, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(d)
A legal opinion of Gorrissen Federspiel Kierkegaard, advisers to the Mandated Lead Arranger and the Agent in Denmark, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(e)	A legal opinion of Meilicke Hoffman & Partner, advisers to the Obligors in Germany, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

6.	Other documents and evidence

(a)
A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the German Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability in the Relevant Jurisdiction of any Finance Document.

(b)
Evidence that the Belgian Borrower has provided Clifford Chance Pünder, advisers to the Mandated Lead Arranger and the Agent in Belgium, with the funds necessary to pay the registration costs in respect of the floating charge to be executed by the Belgian Borrower.

SCHEDULE 3
UTILISATION REQUEST

From:           [Borrower]

To:           [Agent]

Dated:

Dear Sirs

[Borrowers] – [                  ] Facility Agreement

dated [                   ] (the "Agreement")

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:          [•] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:                         [•]

Amount:                                          [•] or, if less, the Available Facility

Interest Period:                               [•]

[Expiry Date]:                                  [•]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	[The proceeds of this Loan should be credited to [account].

5.	We confirm that the Repeating Representations are true.

6.	This Utilisation Request is irrevocable.

Yours faithfully

…………………………………

authorised signatory for

[name of relevant Borrower]

SCHEDULE 4
MANDATORY COST FORMULAE

1.
The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.
On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the "Additional Cost Rate") for each Lender, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders' Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.
The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent.  This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender's participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

(a)	in relation to a sterling Loan:

per cent. per annum

(b)	in relation to a Loan in any currency other than sterling:

per cent. per annum.

Where:

A
is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B
is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in sub-Clause (a) of Clause 11.2 (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E
is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	"Eligible Liabilities" and "Special Deposits" have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)
"Fees Rules" means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)
"Fee Tariffs" means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	"Tariff Base" has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.
In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to four decimal places.

7.
If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.
Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.
The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender's obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.
The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.
The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.
Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.
The Agent may from time to time, after consultation with the German Borrower and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5
FORM OF TRANSFER CERTIFICATE

To:           [Agent] and [Security Trustee]

From:           [Existing Lender] (the "Existing Lender") and [New Lender] (the "New Lender")

Date:           [           ]

[Borrowers] – [●] Facility Agreement

dated [●] (the "Agreement")

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given another meaning in this Transfer Certificate.

2.
The Existing Lender (i) confirms that the details in the Schedule hereto under the heading "Existing Lender's Participation in the Facility" and "Loans" accurately summarises its participation in the Agreement and the Interest Period of any existing Loans and (ii) requests the New Lender to accept and procure the transfer by assignment and assumption to the New Lender of the Portion Transferred (specified in the Schedule hereto) of its Commitment and/or its participation in such Loan(s) by counter-signing and delivering this Transfer Certificate to the Agent at its address for the service of notices specified in the Agreement.

3.
The New Lender hereby requests the Agent to accept this Transfer Certificate as being delivered to the Agent pursuant to and for the purposes of Clause 26 (Changes to the Lenders) of the Agreement so as to take effect in accordance with the terms thereof on the Transfer Date or on such later date as may be determined in accordance with the terms thereof.

4.
The New Lender confirms that it has received a copy of the Agreement together with such other information as it has required in connection with this transaction and that it has not relied and will not hereafter rely on the Existing Lender to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information and further agrees that it has not relied and will not rely on the Existing Lender to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Obligors.

5.
The New Lender hereby undertakes with the Existing Lender and each of the other parties to the Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Agreement will be assumed by it after delivery of this Transfer Certificate to the Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect. The New Lender further undertakes to promptly and duly execute an accession document to any Finance Document if so contemplated by such Finance Document.

6.
The Existing Lender makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Agreement, the other Finance Documents or, in any case, any document relating thereto and assumes no responsibility for the financial condition of the Obligors or for the performance and observance by the Obligors of any of its obligations under the Agreement, the other Finance Documents or, in any case, any document relating thereto and any and all such conditions and warranties, whether express or implied by law or, in any case, otherwise, are hereby excluded.

7.
The Existing Lender hereby gives notice that nothing herein or in the Agreement or the other Finance Documents (or, in any case, any document relating thereto) shall oblige the Existing Lender to (a) accept a re-transfer from the New Lender of the whole or any part of its rights, benefits and/or obligations under the Facilities Agreement or the other Finance Documents transferred pursuant hereto or (b) support any losses directly or indirectly sustained or incurred by the New Lender for any reason whatsoever including the non-performance by an Obligor or any other party to the Agreement or the other Finance Documents (or, in any case, any document relating thereto) of its obligations under any such document. The New Lender hereby acknowledges the absence of any such obligation as is referred to in (a) or (b) above.

8.
The Existing Lender and the New Lender hereby agree that the benefit of the guarantees and indemnities granted pursuant to Clause 20 (Guarantee and Indemnity) of the Agreement and the benefit of each of the Security Documents shall be transferred to the New Lender following a transfer pursuant to this Transfer Certificate.

9.
The New Lender hereby expressly consents to the declarations of the Security Agent made on behalf and in the name of the New Lender as Future Pledgee (as such term is defined in the Security Documents, being pledges which are governed by German law) in such Security Documents.  The New Lender confirms that it is aware of the content of such Security Documents.

10.	This Transfer Certificate and the rights, benefits and obligations of the parties hereunder shall be governed by and construed in accordance with German law.

THE SCHEDULE

1. Existing Lender:
2. New Lender:
3. Transfer Date:
4. New Lender’s Participation in the Facility:
Existing Lender’s Commitment		Portion Transferred
5. Loans:
Amount of Existing Lender’s Participation	Interest Period	Portion Transferred

[Existing Lender]	[New Lender]
By:	By:
Date:	Date:

Administrative Details of New Lender

Address:

Contact Name:

Account for Payments:

Fax:

Telephone:

e-mail address:

______________________________________________________________________

SCHEDULE 6
FORM OF COMPLIANCE CERTIFICATE

PART I

To:           [•] as Agent

From:           [Parent/Obligor]

Dated:

Dear Sirs

[Borrowers] – [•] Facility Agreement

dated [•] (the "Agreement")

1.
We refer to the Agreement.  This is a Compliance Certificate.  Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	The German Borrower, also on behalf of the other Borrowers, confirms that the financial conditions as set out in Clause 23 (Financial Covenants) have been complied with.

3.	The German Borrower, also on behalf of the other Borrowers, confirms that no Default is continuing. *

Signed:                      …............                                           …............

Chief Executive                                           Director

Officer/Chief Financial                                           of

Officer                                                      German Borrower

* If this statement cannot be made, the certificate should identify any Default this is continuing and the steps, if any, being taken to remedy it.

PART II
OF SCHEDULE 6

Illustrative Report on Compliance with Contractual Provisions Based Solely on Audit - No Knowledge of Default

[PricewaterhouseCoopers LLP Office Letterhead]

Report of Independent Accountants

To Deutsche Bank Luxembourg S.A. as Agent on its own behalf and on behalf of the Finance Parties.

We have audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet of Kronos International, Inc. and Subsidiaries as of December 31, 201_ and the related consolidated statements of income, comprehensive income, redeemable preferred stock, profit participation certificates, common stockholder’s equity and cash flows for the year then ended, and have issued our report thereon dated ______.

In connection with our audit, nothing came to our attention that caused us to believe that the terms, covenants, provisions, or conditions of Section 23.2 of the Facility Agreement dated [    ] between, inter alios, Kronos Titan GmbH & Co. OHG (now Kronos Titan GmbH) as borrower and Deutsche Bank Luxembourg S.A. as Agent and Security Agent ("the Agreement"), insofar as they relate to accounting matters, have not been complied with. However, our audit was not directed primarily toward obtaining knowledge of such noncompliance.

This report is intended solely for the information and use of the board of directors and management of the German Borrower and Deutsche Bank Luxembourg S.A. as Agent on its own behalf and on behalf of the Finance Parties (as defined in the Agreement) and is not intended to be and should not be used by anyone other than these specified parties.

[PricewaterhouseCoopers LLP (signed)]

[Date of Report on Audited Financial Statements]

SCHEDULE 7
EXISTING SECURITY

Name of Obligor	Security	Total Principal Amount of Indebtedness Secured
Kronos Europe S.A./N.V.	Cash deposit	Fortis Bank €2,060,787 Line of Credit with €1,569,582.66 outstanding under letters of guaranty
Titania A/S	Front-end wheel loader Le Tourneau L 1100	Capital lease agreement dated November 7, 2000 with Elcon. Current balance is NOK9,731,000
Titania A/S	Caterpillar Truck 789C	Capital lease agreement dated April 17, 2001 with Elcon. Current balance is NOK8,932,000

SCHEDULE 8
EXISTING FINANCIAL INDEBTEDNESS

1.	Note payable by Kronos Norge A/S to Den norske Bank in the amount of NOK200,000,000. Current balance is NOK200,000,000.

2.	Note payable by Kronos Titan GmbH & Co. OHG to Kronos International, Inc. dated December 30, 1998 in the amount of DEM350,000,000. Current balance is €59,112,425

3.	Note payable by Kronos Titan GmbH & Co. OHG to Kronos International, Inc. dated December 29, 1999 in the amount of DEM50,222,500. Current balance is €25,678,357

4.	Non-current payable by Kronos Titan GmbH & Co. OHG to Kronos Titan Unterstützungskasse GmbH (Support Fund). Current balance is €1,073,713.

5.	Titania A/S capital lease agreement dated November 7, 2000 with Elcon for front-end wheel loader Le Tourneau L 1100. Current balance is NOK9,731,000.

6.	Titania A/S capital lease agreement dated April 17, 2001 with Elcon for Caterpillar Truck 789C. Current balance is NOK8,932,000.

7.
€2,060,787 line of credit from Fortis Bank extended to Kronos Europe S.A./N.V. secured by a proxy for a floating charge agreement. Two letters of guaranty are issued and outstanding under the line of credit to OVAM (Openbare Afvalstoffenmaatschappij voor het Vlaamse Gewest) in the amount of €804,288.65 and €765,294.01.

8.	NOK10,000,000 overdraft line of credit from Den norske Bank for the benefit of Kronos Norge A/S, Titania A/S and Kronos Titan A/S.

SCHEDULE 9
TIMETABLES

	Loans in euro	Loans in kroner
Agent notifies the relevant Borrower if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies)	-	U – 4
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)	U – 3 10.00 am	U – 4 10.00 am
Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders' participation) and notifies the Lenders of the Loan in accordance with Clause 5.4 (Lender's participation)	-	U – 3 11.00 am
Agent receives a notification from a Lender under Clause 6.2 (Unavailability of a currency)	-	U – 2 10.00 am
Agent gives notice in accordance with Clause 6.2 (Unavailability of a currency)	-	U - 2 11.00 am
LIBOR or EURIBOR is fixed	Quotation Day as of 11:00 a.m. London time in respect of LIBOR and as of 11.00 a.m. Brussels time in respect of EURIBOR	Quotation Day as of 11:00 a.m. London time

SCHEDULE 10
FORM OF COMBINING SCHEDULE

Schedule 10 outlines the form in which the combining financial information of the Parent is to be presented.

SCHEDULE 11
FORM OF CONFIDENTIALITY UNDERTAKING

[Letterhead of Potential Purchaser/Purchaser's agent/broker]

To:

[insert name of Potential Seller/Seller's agent/broker]

Re:           The Agreement

Borrowers: Date: Amount: Agent:

Dear Sirs

We are considering [acquiring]1 /[arranging the acquisition of]2 an interest in the Agreement (the "Acquisition").  In consideration of you agreeing to make available to us certain information, by our signature of this letter we agree as follows (acknowledged and agreed by you by your signature of a copy of this letter):

1.
Confidentiality Undertaking  We undertake (a) to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to our own confidential information, (b) to use the Confidential Information only for the Permitted Purpose, (c) to use all reasonable endeavours to ensure that any person to whom we pass any Confidential Information (unless disclosed under paragraph 2[(c)/(d)]3 below) acknowledges and complies with the provisions of this letter as if that person were also a party to it, and (d) not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Acquisition.

2.	Permitted Disclosure You agree that we may disclose Confidential Information:

(a)
to members of the Purchaser Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Purchaser Group;

[(b)	subject to the requirements of the Agreement, in accordance with the Permitted Purpose so long as any prospective purchaser has delivered a letter to us in equivalent form to this letter;] 2

[(b/c)] 3
subject to the requirements of the Agreement, to any person to (or through) whom we assign or transfer (or may potentially assign or transfer) all or any of the rights, benefits and obligations which we may acquire under the Agreement or with (or through) whom we enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Agreement or any Borrower or any member of the Group so long as that person has delivered a letter to us in equivalent form to this letter; and

[(c/d)] 3
(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Purchaser Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Purchaser Group.

3.
Notification of Required or Unauthorised Disclosure We agree (to the extent permitted by law) to inform you of the full circumstances of any disclosure under paragraph 2[(c)/(d)]3 or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.
Return of Copies  If you so request in writing, we shall return all Confidential Information supplied by you to us and destroy or permanently erase all copies of Confidential Information made by us and use all reasonable endeavours to ensure that anyone to whom we have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that we or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2[(c)/(d)] 3 above.

5.
Continuing Obligations  The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us.  Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if we become a party to or otherwise acquire (by assignment or sub-participation) an interest, direct or indirect, in the Agreement or (b) twelve months after we have returned all Confidential Information supplied to us by you and destroyed or permanently erased all copies of Confidential Information made by us (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6.	No Representation; Consequences of Breach, etc We acknowledge and agree that:

(a)
neither you, [nor your principal]4 nor any member of the Group nor any of your or their respective officers, employees or advisers (each a "Relevant Person") (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by you or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by you or be otherwise liable to us or any other person in respect to the Confidential Information or any such information;

(b)
you [or your principal] or members of the Group may be irreparably harmed by the breach of the terms hereof and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by us;

(c)	you or members of the Group shall be entitled to exercise any rights at law or in equity in respect of any breach of the terms hereof; and

(d)	the members of the Group are expressly made third party beneficiaries of this letter, may enforce its terms and recover damages for any breach.

7.
No Waiver; Amendments, etc  This letter sets out the full extent of our obligations of confidentiality owed to you in relation to the information the subject of this letter.  No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges hereunder.  The terms of this letter and our obligations hereunder may only be amended or modified by written agreement between us.

8.
Inside Information  We acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and we undertake not to use any Confidential Information for any unlawful purpose.

9.
Nature of Undertakings  The undertakings given by us under this letter are given to you and (without implying any fiduciary obligations on your part) are also given for the benefit of [your principal,]1 any Borrower and each other member of the Group.

10.
Governing Law and Jurisdiction  This letter (including the agreement constituted by your acknowledgment of its terms) shall be governed by and construed in accordance with the laws of the Federal Republic of Germany and the parties submit to the non-exclusive jurisdiction of the courts of Frankfurt am Main.

11.	Definitions In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

 "Confidential Information" means any information relating to any Borrower, the Group, the Agreement and/or the Acquisition provided to us by you or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by us before the date the information is disclosed to us by you or any of your affiliates or advisers or is lawfully obtained by us thereafter, other than from a source which is connected with the Group and which, in either case, as far as we are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

 "Group" means any Borrower and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies;

 "Permitted Purpose" means [subject to the terms of this letter, passing on information to a prospective purchaser for the purpose of]2 considering and evaluating whether to enter into the Acquisition; and

 "Purchaser Group" means us, each of our holding companies and subsidiaries and each subsidiary of each of our holding companies.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

.................................

For and on behalf of

[Potential Purchaser/Purchaser's agent/broker]

To:           [Potential Purchaser/Purchaser's agent/broker]

We acknowledge and agree to the above:

...................................

For and on behalf of

[Seller/Seller's agent/broker]

1           delete if purchaser is acting as broker or agent.

2           delete if potential purchaser is acting as principal.

3           delete as applicable

4           delete if letter is addressed to the Seller rather than the Seller's broker or agent.

SCHEDULE 12
FORM OF AUDITOR'S REPORT

ILLUSTRATIVE REPORT ON CONSOLIDATING INFORMATION ACCOMPANYING the Consolidated Financial Statements

Separate Report Accompanying Standard Audit Report

[PricewaterhouseCoopers LLP Office Letterhead]

Report of Independent Accountants

on Accompanying Consolidating Information

To Board of Directors and Common Stockholder of Kronos International, Inc.:

The report on our audit of the consolidated financial statements of Kronos International, Inc. and Subsidiaries as of December 31, 200_ and for the year then ended appears on page __ of this document.  That audit was conducted for the purpose of forming an opinion on the consolidated financial statements taken as a whole.  The consolidating information as set out in the attached Schedule is presented for purposes of additional analysis of the consolidated financial statements rather than to present the financial position, results of operations and cash flows of the individual companies. Accordingly, we do not express an opinion on the financial position, results of operations and cash flows of the individual companies. However, the consolidating information has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

[PricewaterhouseCoopers LLP (signed)]

[Date]

SCHEDULE 13
FORM OF AFFILIATE ACCESSION UNDERTAKING

To:           [•] as Agent

[•] as Security Agent

From:           [•] (the "Acceding Lender")

Dated:

[Borrowers] - [•] Facility Agreement

dated [•] (the "Agreement")

1.
We refer to the Agreement. This is an Affiliate Accession Undertaking. Terms defined in the Agreement have the same meaning in this Affiliate Accession Undertaking unless given a different meaning in this Affiliate Accession Undertaking.

2.
The Acceding Lender is an Affiliate of a Lender and has become a provider of an Ancillary Facility. In consideration of the Acceding Lender being accepted as an Ancillary Lender for the purposes of the Agreement, the Acceding Lender confirms, for the benefit of the Parties, that, as from [date], it intends to be party to the Agreement as an Ancillary Lender, and undertakes to perform all the obligations expressed in the Agreement to be assumed by a Finance Party and agrees that it shall be bound by all the provisions of the Agreement, as if it had been an original party to the Agreement as an Ancillary Lender.

3.
The Acceding Lender expressly confirms that it [can/cannot] exempt the Agent and the Security Agent from the restrictions pursuant to section 181 Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law as provided for in paragraph (b) of Clause 28.1 (Appointment of the Agent and the Security Agent).

4.	This Affiliate Accession Undertaking and any non-contractual obligations arising out of or in connection with it are governed by German law.

[Acceding Lender]

By:

SCHEDULE 14
FORM OF INCREASE CONFIRMATION

To:           [•] as Agent, [•] as Security Agent and [ ] as German Borrower

From:           [the Increase Lender] (the "Increase Lender")

Dated:

[Borrowers] – [●] Facility Agreement

dated [●] (the "Agreement")

5.
We refer to the Agreement.  This is an Increase Confirmation.  Terms defined in the Agreement have the same meaning in this Increase Confirmation unless given a different meaning in this Increase Confirmation.

6.	We refer to Clause 2.2 (Increase).

7.
The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the "Relevant Commitment") as if it was an Original Lender under the Agreement.

8.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the "Increase Date") is [•].

9.	On the Increase Date, the Increase Lender becomes party to the Finance Documents as a Lender.

10.	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 33.2 (Addresses) are set out in the Schedule.

11.	The Increase Lender expressly acknowledges the limitations on the Lenders' obligations referred to in paragraph (g) of Clause 2.2 (Increase).

12.
The Increase Lender expressly confirms that it [can/cannot] exempt the Agent and the Security Trustee from the restrictions pursuant to Section 181 German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law as provided for in paragraph (b) of Clause 28.1 (Appointment of the Agent and the Security Agent).

13.	This Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Increase Confirmation.

14.	This Increase Confirmation and any non-contractual obligations arising out of or in connection with it are governed by German law.

15.	This Increase Confirmation has been entered into on the date stated at the beginning of this Increase Confirmation.

THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:

This Increase Confirmation is accepted as an Increase Confirmation for the purposes of the Agreement by the Agent and the Increase Date is confirmed as [ ].

Agent
By:

NOTE:

EXECUTION PAGE

The Borrowers

KRONOS TITAN GMBH & CO. OHG

By: Dr. Ulrich Fiand                                           Volker Roth

Address:                      Peschstraße 5

51373 Leverkusen

Germany

Tel:                      +49 214 3562201

Fax:                      +49 214 42162

E-mail:                                volker.roth@nli-usa.com

Attention of:                      Volker Roth - Financial Controller

KRONOS EUROPE S.A./N.V.

By: Erik van der Auwera

Address:                      Langerbruggekaai 10

B 9000 Gent

Belgium

Tel:                      +32 925 40341

Fax:                      +32 925 36553

E-mail:                                Erik.VanderAuwera@nli-usa.com

Attention of:                      Erik Van Der Auwera

KRONOS TITAN AS

By: Terje Karlsen

Address:                      Titangaten 1

Fredrikstad Ostfold

Norway

Tel:                      +47 69 30 9020

Fax:                      +47 69 30 9001

E-mail:                                Terje.Karlsen@nli-usa.com, Terje.Haglund@nli-usa.com

Attention of:                      Terje Haglund - Financial Controller / Terje Karlsen - Manager

TITANIA AS

By: Terje Karlsen

Address:                      Titangaten 1

Fredrikstad Ostfold

Norway

Tel:                      +47 69 30 9020

Fax:                      +47 69 30 9001

E-mail:                                Terje.Karlsen@nli-usa.com, Terje.Haglund@nli-usa.com

Attention of:                      Terje Haglund - Financial Controller / Terje Karlsen - Manager

The Guarantors

KRONOS TITAN GMBH & CO. OHG

By: Dr. Ulrich Fiand                                                      Volker Roth

Address:                      Peschstraße 5

51373 Leverkusen

Germany

Tel:                      +49 214 3562201

Fax:                      +49 214 42162

E-mail:                                volker.roth@nli-usa.com

Attention of:                      Volker Roth - Financial Controller

KRONOS EUROPE S.A./N.V.

By: Erik van der Auwera

Address:                      Langerbruggekaai 10

B 9000 Gent

Belgium

Tel:                      +32 925 40341

Fax:                      +32 925 36553

E-mail:                                Erik.VanderAuwera@nli-usa.com

Attention of:                      Erik Van Der Auwera

KRONOS NORGE AS

By: Terje Karlsen

Address:                      Titangaten 1

Fredrikstad Ostfold

Norway

Tel:                      +47 69 30 9020

Fax:                      +47 69 30 9001

E-mail:                                Terje.Karlsen@nli-usa.com, Terje.Haglund@nli-usa.com

Attention of:                      Terje Haglund - Financial Controller / Terje Karlsen - Manager

Kronos Denmark

KRONOS DENMARK APS

By: Volker Roth

Address:                      Hanne Vielsens Vej 10

2840 Holte

Denmark

Tel:                      +49 69 214 356 2201

Fax:                      +49 214 42 162

E-mail:                                volker.roth@nli-usa.com

Attention of:                      Volker Roth

The Mandated Lead Arranger

DEUTSCHE BANK AG

By: Olivier Cébelieu                                                      Mark van den Arend

Address:                      Taunusanlage 12

60325 Frankfurt

Tel:                      +49 69 910 32426/32423

Fax:                      +49 69 910 38793/32427

E-mail:                                mark-van-den.arend@db.com; ralph-dieter.vogel@db.com

Attention of:                      Mark van den Arend; Ralph-Dieter Vogel

The Agent

DEUTSCHE BANK LUXEMBOURG S.A.

By: Christoph Koch

Address:                      2, Boulevard Konrad Adenauer

L-1115 Luxembourg

Tel:                      +352 421 22331/329

Fax:                      +352 421 22287

E-mail:                                christoph.koch@db.com; inge.palzer@db.com

Attention of:                      Christoph Koch; Inge Palzer

The Security Agent

DEUTSCHE BANK LUXEMBOURG S.A.

By: Christoph Koch

Address:                      2, Boulevard Konrad Adenauer

L-1115 Luxembourg

Tel:                      +352 421 22 331/329

Fax:                      +352 421 22 287

E-mail:                                christoph.koch@db.com; inge.palzer@db.com

Attention of:                      Christoph Koch/Inge Palzer

The Lenders

DEUTSCHE BANK LUXEMBOURG S.A.

By: Christoph Koch

Address:                      2, Boulevard Konrad Adenauer

L-1115 Luxembourg

Tel:                      +352 421 22 331/329

Fax:                      +352 421 22 287

E-mail:                                christoph.koch@db.com; inge.palzer@db.com

Attention of:                      Christoph Koch/Inge Palzer

COMMERZBANK AKTIENGESELLSCHAFT, FILIALE KÖLN

By: Christoph Koch

Address:                      Unter Sachsenhausen 21-27

D-50667 Köln

Tel:                      +49 221 143 2441/2444

Fax:                      +49 221 143 2196

E-mail:                                peter.manger@commerzbank.com; stefan.leusser@commerzbank.com

Attention of:                      Peter Manger/Stefan Leusser, Abteilung für Firmenkunden (AFK)

DEN NORSKE BANK ASA, FILIALE DEUTSCHLAND

By: Christoph Koch

Address:                      Bleichenbrücke 11

D-20354 Hamburg

Tel:                      +49 40 35 75 2044

Fax:                      +49 40 35 75 20 21

E-mail:                                holger.graflich@dnb.no

Attention of:                      Holger Gräflich

DEXIA BANK BELGIUM NV/SA

By: Christoph Koch

Address:                      Pachécolaan 44

B-1000 Brussels

Tel:                      +32 2 204 3883

Fax:                      +32 2 204 4354

E-mail:                                peter.rabaey@dexia.be

Attention of:                      Peter Rabaey

KBC BANK NV

By: Christoph Koch

Address:                      Havenlaan 2

B-1080 Brussels

Tel:                      +32 9 210 44 63

Fax:                      +32 9 210 44 41

E-mail:                                etienne.burm@kbc.be

Attention of:                      KBC Corporate Branch Gent; Etienne Burm

DRESDNER BANK AG IN KÖLN

By: Christoph Koch

Address:                      Unter Sachsenhausen 5-17

D-50450 Köln

Tel:                      +49 221 146 2677

Fax:                      +49 221 146 3022

E-mail:                                Rainer.Weiss@Dresdner-Bank.com

Attention of:                      Unternehmenskunden Köln Ost, Mr Weiss

THE FRONTING BANK

KBC BANK NV

By: Christoph Koch

Address:                      Havenlaan 2

B-1080 Brussels

Tel:                      +32 9 210 44 63

Fax:                      +32 9 210 44 41

E-mail:                                etienne.burm@kbc.be

Attention of:                      KBC Corporate Branch Gent; Etienne Burm